UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A
(RULE 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
EXCHANGE ACT OF 1934

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☐ Soliciting Material Under Rule 14a-12

REACHLOCAL, INC.

_____________________________________________________________________________________________
(Name of Registrant as Specified in Its Charter)

_____________________________________________________________________________________________
(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

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April 21, 2016

Dear Stockholder:

You are cordially invited to join us at the 2016 Annual Meeting of Stockholders of ReachLocal, Inc., which will be held at 9:00 a.m. (PDT) on May 26, 2016, at the Fairmont Miramar Hotel & Bungalows, 101 Wilshire Blvd, Santa Monica, CA 90401.

At the meeting, we will ask our stockholders to vote on a proposal to elect Thomas Hale, Sharon Rowlands and Alan Salzman to serve three-year terms as members of our board of directors. We will also ask our stockholders to ratify the audit committee’s appointment of our independent registered public accounting firm for the current fiscal year.

Our board of directors unanimously believes that each of the proposals is in the best interests of ReachLocal and its stockholders, and, accordingly, recommends a vote “FOR” Thomas Hale, Sharon Rowlands and Alan Salzman to serve as directors, and a vote “FOR” the ratification of the selection of Grant Thornton LLP as our independent registered public accounting firm.

We hope that you will take this opportunity to participate in the affairs of the company. Whether or not you plan to attend the meeting, it is important that your shares be represented and voted. If you are a stockholder of record, you may vote on the Internet, by telephone or by completing and mailing a proxy card. If you hold your shares in street name, which means your shares are held of record by a broker, bank or other nominee, you will receive instructions on how to vote your shares from your broker, bank or other nominee. Additional information about voting your shares is included in the proxy statement.

We look forward to seeing you at the annual meeting.

Sincerely,

James Geiger Chairman of the Board of Directors	Sharon T. Rowlands Chief Executive Officer

REACHLOCAL, INC.

21700 Oxnard Street, Suite 1600
Woodland Hills, California 91367

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON THURSDAY, MAY 26, 2016

To the Stockholders of ReachLocal, Inc.:

The 2016 Annual Meeting of Stockholders of ReachLocal, Inc., a Delaware corporation, will be held on May 26, 2016, at the Fairmont Miramar Hotel & Bungalows, 101 Wilshire Blvd, Santa Monica, CA 90401, at 9:00 a.m. (PDT), for the purpose of considering and acting upon the following:

1.

The election of Thomas Hale, Sharon Rowlands and Alan Salzman to serve as members of our board of directors until the 2019 Annual Meeting of Stockholders and until their respective successors have been duly elected and qualified;

2.	The ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016; and

3.	The transaction of any other business that may properly come before the meeting or any adjournments or postponements thereof.

Only stockholders of record at the close of business on April 15, 2016 will be entitled to notice of and to vote at the meeting and any continuations, adjournments or postponements thereof. A list of stockholders eligible to vote at the annual meeting will be available for inspection at the meeting and at the executive offices of ReachLocal during regular business hours for at least ten days prior to the meeting.

All stockholders are cordially invited to attend the annual meeting in person. Your vote is important to us, and we hope that you will take this opportunity to participate in the affairs of the company. Whether or not you plan to attend the annual meeting, we urge you to read the accompanying materials regarding matters to be voted on at the meeting and follow the instructions provided to submit your proxy card or voting instructions. If you are a stockholder of record, you may vote by completing and mailing the proxy card enclosed with the proxy statement, or you may grant your proxy electronically via the Internet or by telephone by following the instructions on the proxy card. If you hold your shares in street name, which means your shares are held of record by a broker, bank or other nominee, you will receive instructions on how to vote your shares from such broker, bank or other nominee.

You may revoke your proxy delivered pursuant to this solicitation at any time prior to the annual meeting. If you attend the meeting and wish to change your proxy vote, you may do so automatically by voting in person at the meeting. If your shares are held in street name, you may change your vote by submitting new voting instructions to your broker, bank or other nominee. We look forward to your participation.

By Order of the Board of Directors

      Tenlay Naliboff

      General Counsel and Secretary

Dated: April 21, 2016

i

REACHLOCAL, INC.

21700 Oxnard Street, Suite 1600
Woodland Hills, California 91367

Your proxy is solicited on behalf of the board of directors (or the “Board”) of ReachLocal, Inc., a Delaware corporation (“ReachLocal,” “we,” “us,” “our” or “the company”), for use at our 2016 Annual Meeting of Stockholders to be held on Thursday, May 26, 2016, at 9:00 a.m. PDT, at the Fairmont Miramar Hotel & Bungalows, 101 Wilshire Blvd, Santa Monica, CA 90401, or at any continuation, postponement or adjournment thereof, for the purposes discussed in this proxy statement and in the accompanying Notice of Annual Meeting and any business properly brought before the annual meeting. Proxies are solicited to give all stockholders of record an opportunity to vote on matters properly presented at the meeting. This proxy statement is first being released to stockholders on or about April 21, 2016.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 26, 2016

The following proxy materials are available for review at http://investors.reachlocal.com/annuals.cfm:

●	our 2016 proxy statement;

●	the proxy card;

●	our Annual Report on Form 10-K for the fiscal year ended December 31, 2015; and

●	any amendments to the foregoing materials that are required to be furnished to stockholders.

You are encouraged to access and review all of the important information contained in the proxy materials before voting.

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING

Why am I receiving this Proxy Statement?

You have been sent this proxy statement because you were a stockholder of record, or held ReachLocal stock through a broker, bank or other nominee, at the close of business on April 15, 2016, which is the record date for stockholders entitled to vote at the annual meeting.

What proposals will be considered at the annual meeting?

At the annual meeting, stockholders will be asked to consider and act upon the following proposals:

1.

The election of Thomas Hale, Sharon Rowlands and Alan Salzman to serve as members of the Board until the 2019 Annual Meeting of Stockholders and until their respective successors have been duly elected and qualified;

2.	Ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016; and

3.	The transaction of any other business that may properly come before the meeting or any continuations, adjournments or postponements thereof.

We are not aware of any other business to be brought before the meeting. If any additional business is properly brought before the meeting, the designated officers serving as proxies will vote in accordance with their best judgment.

The Board unanimously believes that each of the proposals is in the best interests of ReachLocal and its stockholders, and, accordingly, recommends a vote “FOR” Thomas Hale, Sharon Rowlands and Alan Salzman to serve as directors, and a vote “FOR” the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the current fiscal year.

Who is entitled to vote at the annual meeting?

We have set April 15, 2016 as the record date for this year’s annual meeting. All stockholders of record who owned our stock at the close of business on the record date are entitled to this notice and to vote at the meeting and any adjournments or postponements thereof.

As of the record date, there were 30,074,769 shares of our common stock outstanding and entitled to vote at the annual meeting.

How many votes do I have?

Each outstanding share of our common stock is entitled to one vote at the annual meeting. You have one vote per share that you owned at the close of business on the record date.

How do I vote my shares?

The method of voting by proxy differs for shares held as a record holder and shares held in “street name.” If you hold your shares of common stock as a record holder, you may vote by attending the annual meeting and voting in person, by completing, dating and signing the proxy card that was included with the proxy statement and promptly returning it in the preaddressed, postage paid envelope provided to you, or by submitting a proxy over the Internet or by telephone by following the instructions on the proxy card. If you hold your shares of common stock in street name, which means your shares are held of record by a broker, bank or other nominee, you will receive the proxy materials from your broker, bank or other nominee with instructions on how to vote your shares. Your broker, bank or other nominee may allow you to deliver your voting instructions over the Internet and may also permit you to vote by telephone.

Internet and telephone voting for record holders will end at 11:59 p.m. (EDT) on May 25, 2016. If you vote by Internet or telephone, then you need not return a written proxy card by mail.

YOUR VOTE IS VERY IMPORTANT. You should submit your proxy even if you plan to attend the annual meeting. If you properly give your proxy and submit it to us in time to vote, one of the individuals named as your proxy will vote your shares as you have directed.

What happens if I vote my shares by proxy?

If you properly fill in your proxy card and send it to us in time to vote, or vote your shares by telephone or Internet, you authorize our officers listed on the proxy card to vote your shares on your behalf as you direct.

If you sign and return a proxy card, but do not provide instructions on how to vote your shares, the designated officers will vote on each of the presented proposals on your behalf as follows:

●	“FOR” Thomas Hale, Sharon Rowlands and Alan Salzman to serve as directors; and

●	“FOR” ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the current fiscal year.

Can I change or revoke my vote after I return my proxy card or voting instructions?

If you choose to vote your shares by giving a proxy pursuant to this solicitation, you may revoke or change your proxy instructions at any time prior to the casting of votes at the annual meeting if you take any of the following actions:

●	Execute and submit a new proxy card;

●	Submit new voting instructions through telephonic or Internet voting, if available to you;

●	Notify Tenlay Naliboff, General Counsel and Secretary of ReachLocal, in writing at the address provided on page 4, that you wish to revoke your proxy; or

●	Attend the annual meeting and vote your shares in person if you are a record holder.

If your shares are held in street name, you may change your vote by submitting new voting instructions to your broker, bank or other nominee.

Who pays for the proxy solicitation and how will ReachLocal solicit votes?

We pay all costs associated with the solicitation of proxies. We will also pay any costs incurred by brokers and other fiduciaries to forward proxy solicitation materials to beneficial owners.

Proxies may be solicited by any of our directors, officers or employees on behalf of the Board by mail or in person, by telephone, via facsimile or e-mail. Additionally, we have retained the firm of MacKenzie Partners, Inc. to assist with the solicitation of proxies and will pay a fee of $5,000 for this service, plus reasonable costs and expenses.

How many votes must be present to hold the annual meeting?

In order to conduct business and have a valid vote at the annual meeting, a quorum must be present in person or represented by proxies. A quorum is defined as a majority of the shares outstanding on the record date and entitled to vote. Proxies reflecting broker “non-votes” and abstentions will be counted for purposes of determining whether a quorum is present.

What are broker “non-votes”?

Brokers who hold shares for the accounts of their clients may vote such shares either as directed by their clients, or in the absence of such direction, in their own discretion if permitted by the stock exchange or other organization of which they are members. As members of the New York Stock Exchange, most banks, brokers or other nominees are permitted to vote their clients’ proxies in their own discretion as to certain “routine” proposals. If a broker votes shares for which a client has not given voting instructions for or against a routine proposal, those shares are considered present and entitled to vote at the annual meeting. Those shares will be counted towards determining whether or not a quorum is present and will also be taken into account in determining the outcome of the routine proposals. However, where a proposal is not routine, a broker who has received no instructions from its client generally does not have discretion to vote its clients’ uninstructed shares on that proposal. When a broker indicates on a proxy that it does not have discretionary authority to vote certain shares on a particular proposal, the missing votes are referred to as broker “non-votes.” Those shares will be considered present for the purpose of determining whether or not a quorum is present, but will not be considered entitled to vote on the non-routine proposals and, therefore, will not be taken into account in determining the outcome of the non-routine proposals. For this meeting, only Proposal 2 (ratifying the appointment of our independent registered public accounting firm) is considered a routine matter. Proposal 1 (election of directors) is not considered a routine matter, and without your instructions, your broker cannot vote your shares on that proposal.

How many votes are required to approve the proposals?

Proposal	Vote Required	Broker Discretionary Voting Allowed
Proposal 1 — Election of Directors	Plurality of Votes Cast	NO
Proposal 2 — Ratification of Appointment of Independent Registered Public Accounting Firm	Majority of Shares Entitled to Vote and Present in Person or Represented by Proxy	YES

Detailed information regarding each of the proposals to be presented at the 2016 Annual Meeting, and the means for stockholders to present proposals to be considered at the 2017 Annual Meeting, are presented on the following pages. Additional information about us, our Board and its committees, equity ownership, compensation of officers and directors and other matters can be found starting at page 5.

What does it mean if I receive more than one set of materials?

If you receive more than one set of materials, your shares are registered in more than one name or are registered in different accounts. In order to vote all the shares you own, you must either sign and return all of the proxy cards or voting instruction forms or follow the instructions for any alternative voting procedure on each of the proxy cards or voting instruction forms you receive.

How can I find out the results of the voting at the annual meeting?

 Voting results will be announced by the filing of a Current Report on Form 8-K within four business days after the annual meeting. If final voting results are unavailable at that time, we will file an amended Current Report on Form 8-K within four business days of the day the final results are available.

Whom can I contact for assistance?

If you need assistance in voting over the Internet, by telephone or by completing your proxy card or have questions regarding the annual meeting, please contact Tenlay Naliboff at (818) 274-0260 or write to Tenlay Naliboff, General Counsel and Secretary, ReachLocal, Inc., 21700 Oxnard Street, Suite 1600, Woodland Hills, California 91367.

OWNERSHIP OF THE COMPANY

Security Ownership of Directors, Executive Officers and Certain Beneficial Owners

The following table shows the beneficial ownership of our common stock as of April 15, 2016 by:

●	each person who we believe beneficially owns more than 5% of our common stock based on our records and our review of Securities and Exchange Commission (“SEC”) filings;

●	our directors, director nominees and named executive officers; and

●	all of our directors and executive officers as a group.

Beneficial ownership, which is determined in accordance with the rules and regulations of the SEC, means the sole or shared power to vote or direct the voting or to dispose or direct the disposition of our common stock. The number of shares of our common stock beneficially owned by a person includes shares of common stock issuable with respect to options held by the person that are exercisable within 60 days. The percentage of our common stock beneficially owned by a person assumes that the person has exercised all options the person holds which are exercisable or exercisable within 60 days of April 15, 2016 and that no other persons exercised any of their options.

Except as otherwise indicated in the footnotes to the table or in cases where community property laws apply, we believe, based on the information furnished to us, that each person identified in the table possesses sole voting and investment power over all shares of common stock shown as beneficially owned by the person.

Except as otherwise indicated, the business address for each of the following persons is 21700 Oxnard Street, Suite 1600, Woodland Hills, California 91367.

	Common Stock Beneficially Owned as of April 15, 2016
	Number of Shares	Percent
Greater Than 5% Stockholders:
VantagePoint Capital Partners (1)	13,323,540	43.2%
Trigran Investments (2)	4,001,408	13.3%
Rho Ventures (3)	2,928,665	9.6%
Morgan Stanley (4)	2,317,110	7.7%

Directors and Named Executive Officers:
Sharon Rowlands (5)	787,306	2.6%
Ross Landsbaum (6)	336,421	1.1%
Kris Barton (7)	133,965	*
Paras Maniar (8)	123,611	*
James Geiger (9)	411,507	1.3%
Thomas Hale (10)	143,239	*
Habib Kairouz (2)	2,928,665	9.6%
Lawrence Kutscher (11)	144,945	*
Alan Salzman (1)	13,323,540	43.2%
Edward Thompson (12)	221,929	*
Directors and Officers as a Group (10 persons) (13)	18,555,128	56.7%

*	Represents beneficial ownership of less than one percent (1%) of the outstanding common stock.
(1)

Includes 46,515 shares held by VantagePoint Management, Inc., 237,775 shares held by VantagePoint Venture Partners III, L.P., 1,952,995 shares held by VantagePoint Venture Partners III(Q), L.P., 846,099 shares held by VantagePoint Venture Partners IV, L.P., 8,451,641 shares held by VantagePoint Venture Partners IV(Q), L.P., 30,789 shares held by VantagePoint Venture Partners IV Principals Fund, L.P., 1,021,222 shares held by VantagePoint Venture Partners 2006(Q), L.P., 8,127 shares held by Mr. Salzman, 284,407 shares subject to options held by Mr. Salzman that are exercisable within 60 days of April 15, 2016, and 443,970 shares issuable pursuant to the 4.0% Convertible Secured Subordinated Notes held by the foregoing VantagePoint entities as of April 15, 2016. Each entity listed above shares voting power with respect to the shares held by it. Mr. Salzman, one of our directors, is the chief executive officer of VantagePoint Management, Inc. and also a managing member of the general partners of the limited partnerships listed above, and has voting and investment power with respect to such shares. Mr. Salzman disclaims beneficial ownership with respect to all shares beneficially owned by entities affiliated with VantagePoint Capital Partners, except to the extent of his pecuniary interests therein. The address of the entities and Mr. Salzman is 1001 Bayhill Drive, Suite 300, San Bruno, CA 94066.

(2)

The 4,001,408 shares shown as beneficially owned are as reported by Trigran Investments, Inc. in a Schedule 13G/A filed with the SEC and dated February 11, 2016. Trigran also filed the Schedule 13G/A on behalf of Douglas Granat, Lawrence A. Oberman, Steven G. Simon and Bradley F. Simon. Messrs. Granat, Oberman, Simon and Simon are the controlling shareholders and/or sole directors of Trigran Investments, Inc. and thus may be considered the beneficial owners of shares beneficially owned by Trigran Investments, Inc. Trigran Investments, Inc. and Messrs. Granat, Oberman, Simon and Simon share voting and dispositive power with respect to all 4,001,408 shares shown as beneficially owned. The address of Trigran and each individual is 630 Dundee Road, Suite 230, Northbrook, IL 60062.

(3)

Includes 2,362,930 shares held by Rho Ventures V, L.P. (“RV V”), 207,465 shares held by Rho Ventures V Affiliates, L.L.C. (“RV V Affiliates”), 73,863 shares held by Mr. Kairouz and 284,407 shares subject to options held by Mr. Kairouz that are exercisable within 60 days of April 15, 2016. These stockholders are affiliated with RMV V, L.L.C. (“RMV”). RMV is the general partner of RV V and the managing member of RV V Affiliates. Rho Capital Partners LLC (“RCP LLC”) is the managing member of RMV. As such, RCP LLC and RMV possess power to direct the voting and disposition of the shares owned by RV V and RV V Affiliates and may be deemed to have indirect beneficial ownership of the shares held by RV V and RV V Affiliates. RCP LLC and RMV hold no shares of the Issuer directly. Mr. Kairouz, one of our directors, Mark Leschly and Joshua Ruch are the managing members of RCP LLC, the managing member of RMV. As such, Messrs. Kairouz, Leschly and Ruch possess power to direct the voting and disposition of the shares owned by RV V and RV V Affiliates and may be deemed to have indirect beneficial ownership of the shares held by RV V and RV V Affiliates. Mr. Kairouz disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein. The address of Rho Capital Partners, Inc. is Carnegie Hall Tower, 152 West 57th Street, 23rd Floor, New York, NY 10019.

(4)

The 2,317,110 shares shown as beneficially owned are as reported by Morgan Stanley in a Schedule 13G/A filed with the SEC and dated February 5, 2016. Morgan Stanley filed the Schedule 13G/A on behalf of itself and its wholly owned subsidiary Morgan Stanley Capital Services LLC. Morgan Stanley has shared voting power with respect to 1,300 of such shares, and Morgan Stanley and Morgan Stanley Capital Services LLC share dispositive power with respect to 2,311,617 of such shares. The address of Morgan Stanley and Morgan Stanley Capital Services LLC is 1585 Broadway, New York, NY 10036.

(5)	Includes 100,005 restricted shares subject to forfeiture and 368,749 shares subject to options that are exercisable within 60 days of April 15, 2016.
(6)	Includes 265,460 shares subject to options that are exercisable within 60 days of April 15, 2016.
(7)	Consists of 625 restricted shares subject to forfeiture and 82,351 shares subject to options that are exercisable within 60 days of April 15, 2016.
(8)	Includes 83,333 shares subject to options that are exercisable within 60 days of April 15, 2016.
(9)	Includes 384,407 shares subject to options that are exercisable within 60 days of April 15, 2016.
(10)	Includes 133,448 shares subject to options that are exercisable within 60 days of April 15, 2016.
(11)	Includes 133,448 shares subject to options that are exercisable within 60 days of April 15, 2016.
(12)	Includes 177,436 shares subject to options that are exercisable within 60 days of April 15, 2016.
(13)	Includes an aggregate of 2,641,416 shares subject to options that are exercisable within 60 days of April 15, 2016 that are held by our directors and officers as a group.

CORPORATE GOVERNANCE

Composition of the Board

Our Board has adopted corporate governance guidelines to establish the company’s overall governance practices. These guidelines can be found in the corporate governance section of our website at http://investors.reachlocal.com. In addition, these guidelines are available in print to any stockholder who requests a copy. Please direct all requests to Tenlay Naliboff, General Counsel and Secretary, ReachLocal, Inc., 21700 Oxnard Street, Suite 1600, Woodland Hills, California 91367. The Board does not believe that its members should be prohibited from serving on boards of other organizations. In accordance with the corporate governance guidelines, however, a member of our Board may serve as a director of another company only to the extent such position does not conflict or interfere with such person’s service as our director, and the nominating and corporate governance committee takes into account the nature of and time involved in a director’s service on other boards and/or committees in evaluating the suitability of individual director candidates and current directors and making its recommendations to our company’s stockholders.

Board Leadership Structure and Risk Oversight

Jim Geiger is our non-executive Chairman and has served in that role since December 2014. In making the determination to separate the roles of Chairman and CEO, our Board did not make a general determination that such separation is necessarily a better or more effective Board leadership structure for our company. Rather, based on the historical relationships among our directors, the contemplated make-up of our Board in the near-term, and Mr. Geiger’s substantial experience as a member of the Board, our Board determined that appointing Mr. Geiger as non-executive Chairman is the appropriate Board leadership structure for our company and our stockholders at this time.

Our Board currently has six independent members and one non-independent member, our CEO.

A number of our independent Board members are currently serving or have served as members of senior management of other public companies and have served as directors of other public companies. We have three standing Board committees comprised solely of directors who are considered independent under the NASDAQ Global Select Market (“NASDAQ”) standards. We believe that the number of independent, experienced directors that make up our Board, along with the independent oversight of the Board by the non-executive Chairman, benefits our company and our stockholders.

Our Board is primarily responsible for overseeing our risk management processes. Our Board, as a whole, determines the appropriate level of risk for the company, assesses the specific risks that we face and reviews management’s strategies for adequately mitigating and managing the identified risks. Although our Board administers this risk management oversight function, each of our three standing Board committees supports our Board in discharging its oversight duties and addresses risks inherent in its respective area. We believe this division of responsibilities is an effective approach for addressing the risks we face and that our Board leadership structure supports this approach. In particular, the audit committee is responsible for considering and discussing our significant accounting and financial risk exposures and the actions management has taken to control and monitor these exposures, and the nominating and corporate governance committee is responsible for considering and discussing our significant corporate governance risk exposures and the actions management has taken to control and monitor these exposures. The audit and nominating and corporate governance committees receive periodic reports from management with regard to these types of risks. While the Board oversees our risk management, company management is responsible for day-to-day risk management processes. Our Board expects company management to consider risk and risk management in each business decision, to pro-actively develop and monitor risk management strategies and processes for day-to-day activities and to effectively implement risk management strategies adopted by the audit committee and the Board.

Our compensation committee, with input from our management, assists our Board in reviewing and assessing whether any of our compensation policies and programs could potentially encourage excessive risk-taking. In considering our employee compensation policies and practices, the compensation committee reviews, in depth, our policies related to payment of salaries and wages, commissions, benefits, bonuses, stock-based compensation and other compensation-related practices and considers the relationship between risk management policies and practices, corporate strategy and compensation. A primary focus of our compensation program for 2015 was to incentivize and reward achievement of revenue, Adjusted EBITDA and cash balance targets. See “Compensation Discussion and Analysis—Executive Summary—2015 Performance” for our definition of Adjusted EBITDA. We believe these metrics are positive indicators of our operating results and increased stockholder value and therefore believe that our compensation program does not create risks that are reasonably likely to have a material adverse effect on the company.

Board Independence

In accordance with NASDAQ standards and ReachLocal’s corporate governance guidelines, our Board has determined that the nominees for election to the Board at the annual meeting and all continuing directors, other than Ms. Rowlands, are independent under NASDAQ standards. In making this determination, the Board considered all relationships between ReachLocal and each director and each director’s family members.

Board Meetings

Our Board held nine meetings during 2015. All directors attended at least 75% of the meetings of the Board and the committees on which they served. The Chairman of the Board, Mr. Geiger, or his designee, determines the order of business and the procedure at each meeting, including the regulation of the manner of voting and the conduct of business. The Board frequently meets in executive session without management or other employees present. The Chairman of the Board presides over these meetings. We encourage our directors and nominees for director to attend our annual meetings of stockholders, and all of our directors attended our 2015 Annual Meeting.

Board Committees

Our Board maintains a standing audit committee, nominating and corporate governance committee, and compensation committee. Members serve on these committees until their resignation or until otherwise determined by our Board. To view the charter of each of these committees please visit the corporate governance section of our website at http://investors.reachlocal.com. The membership of all of our standing Board committees as of the record date is as follows:

Director	Audit Committee	Nominating and Corporate Governance Committee	Compensation Committee
James Geiger		M	C
Thomas Hale	M
Habib Kairouz	M	M
Lawrence Kutscher			M
Alan Salzman		C	M
Edward Thompson	C

“M”     Member

“C”      Chairperson

Audit Committee

We have an audit committee that has responsibility for, among other things:

●	overseeing management’s maintenance of the reliability and integrity of our accounting policies and financial reporting and our disclosure practices;

●	overseeing management’s establishment and maintenance of processes to assure that an adequate system of internal control is functioning;

●	reviewing our annual and quarterly financial statements;

●	appointing and evaluating the independent accountants and considering and approving any non-audit services proposed to be performed by the independent accountants; and

●

discussing with management and our Board our policies with respect to risk assessment and risk management, as well as our significant financial risk exposures and the actions management has taken to limit, monitor or control such exposures, if any.

The current members of our audit committee are Messrs. Hale, Kairouz and Thompson, with Mr. Thompson serving as the committee’s chair. All members of our audit committee meet the requirements for financial literacy, and the requirements for independence, under Rule 10A-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the applicable rules and regulations of NASDAQ. Our Board has determined that Mr. Thompson is an audit committee “financial expert,” as that term is defined by the applicable rules of the SEC and has the requisite financial sophistication as defined under the applicable rules and regulations of NASDAQ. The audit committee met eight times during 2015.

Our audit committee operates under a written charter that satisfies the applicable standards of the SEC and NASDAQ. A copy of the audit committee charter is available in the corporate governance section of our website at http://investors.reachlocal.com.

Compensation Committee

We have a compensation committee that has responsibility for, among other things:

●	reviewing management and employee compensation policies, plans and programs;

●	monitoring performance and compensation of our executive officers and other key employees;

●	preparing recommendations and periodic reports to our Board concerning these matters; and

●	administering our equity incentive plans.

The compensation committee may delegate any or all of its responsibilities to a subcommittee of the compensation committee, but only to the extent consistent with our certificate of incorporation, amended and restated bylaws (our “bylaws”), Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), NASDAQ rules and other applicable law.

The members of our compensation committee are Messrs. Geiger, Kutscher and Salzman, with Mr. Geiger serving as the committee’s chair. All of the members of our compensation committee are “non-employee directors” as defined in Rule 16b-3 of the Exchange Act, “outside directors” as defined pursuant to Section 162(m) of the Code and satisfy the independence requirements of NASDAQ. In concluding that each of its compensation committee members is independent under applicable NASDAQ rules, the Board considered whether members have relationships with the company that are material to members’ ability to be independent from management in connection with the duties of a compensation committee member, including each member’s source of compensation and whether members are affiliated with the company, one of the company’s subsidiaries, or an affiliate of a company subsidiary. The compensation committee met six times during 2015.

Our compensation committee operates under a written charter that satisfies the applicable standards of the SEC and NASDAQ. A copy of the compensation committee’s charter is available in the corporate governance section of our website at http://investors.reachlocal.com.

Nominating and Corporate Governance Committee

We have a nominating and corporate governance committee that has responsibility for, among other things:

●	recommending persons to be selected by our Board as nominees for election as directors and to fill any vacancies on our Board;

●	considering and recommending to our Board qualifications for the position of director and policies concerning the term of office of directors and the composition of our Board; and

●	considering and recommending to our Board other actions relating to corporate governance.

The members of our nominating and corporate governance committee are Messrs. Geiger, Kairouz and Salzman, with Mr. Salzman serving as the committee’s chair. All members of our nominating and corporate governance committee meet the independence requirements of NASDAQ. When recommending persons to be selected by the Board as nominees for election as directors, the nominating and corporate governance committee considers such factors as the individual’s personal and professional integrity, ethics and values, experience in corporate management, experience in our company’s industry and with relevant social policy concerns, experience as a board member of another publicly held company, academic expertise in an area of our company’s operations and practical and mature business judgment. In addition, although the nominating and corporate governance committee does not have a formal policy with respect to diversity, the nominating and corporate governance committee considers diversity of relevant experience, expertise and background in identifying nominees for directors. The nominating and corporate governance committee met two times during 2015.

Our nominating and corporate governance committee operates under a written charter that satisfies the applicable standards of the SEC and NASDAQ. A copy of the nominating and corporate governance committee charter is available in the corporate governance section of our website at http://investors.reachlocal.com.

The nominating and corporate governance committee will consider director candidates recommended by stockholders. For a stockholder to make any nomination for election to the Board at an annual meeting, the stockholder must provide notice, which notice must be delivered to, or mailed and received at, our principal executive offices not less than 90 days and not more than 120 days prior to the one-year anniversary of the preceding year’s annual meeting; provided, that if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, the stockholder’s notice must be delivered, or mailed and received, not earlier than the 120th and not later than the 90th day prior to the date of the annual meeting or, if later, the 10th day following the date on which public disclosure of the date of such annual meeting is made. Further updates and supplements to such notice may be required at the times and in the forms required under our bylaws. As set forth in our bylaws, submissions must include, among other things, the name and address of the proposed nominee; the class or series and number of shares of the company that are, directly or indirectly, owned of record or beneficially owned by such proposed nominee; information regarding the proposed nominee that is required to be disclosed in a proxy statement or other filings in a contested election pursuant to Section 14(a) under the Exchange Act; a description of all direct and indirect compensation and other material monetary agreements during the past three years between the nominating person and the proposed nominee; and a completed and signed questionnaire, representation and agreement of the proposed nominee. Our bylaws also specify further requirements as to the form and content of a stockholder’s notice. We recommend that any stockholder wishing to make a nomination for director review a copy of our bylaws, as amended and restated to date, which can be obtained, without charge, by contacting Tenlay Naliboff, General Counsel and Secretary, ReachLocal, Inc., 21700 Oxnard Street, Suite 1600 Woodland Hills, California 91367. The nominating and corporate governance committee did not receive any director recommendations from stockholders for consideration at the 2016 Annual Meeting.

Communication with the Board

Interested persons, including stockholders, may communicate with our Board, including the non-employee directors, by sending a letter to Tenlay Naliboff, General Counsel and Secretary, ReachLocal, Inc., 21700 Oxnard Street, Suite 1600 Woodland Hills, California 91367. Our Secretary will submit all correspondence to the Chairman of our Board and to any specific director to whom the correspondence is directed.

Compensation Committee Interlocks and Insider Participation

None of the members of our compensation committee is currently, or has been at any time, one of our officers or employees. None of our executive officers currently serves, or has served during the last completed fiscal year, as a member of the compensation committee of the board of directors (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of any entity that has one or more executive officers who serve as members of our compensation committee.

Code of Business Conduct and Ethics

We have adopted a code of business conduct, anti-bribery and corruption, and ethics that applies to all of our employees, officers and directors, including those officers responsible for financial reporting. The code of business conduct, anti-bribery and corruption, and ethics is available in the corporate governance section of our website at http://investors.reachlocal.com. Any amendments to the code, or any waivers of its requirements, will be disclosed on our website as required by applicable SEC and NASDAQ rules.

REPORT OF THE AUDIT COMMITTEE

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of ReachLocal, Inc. under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act.

The primary purpose of the audit committee is to oversee our financial reporting processes on behalf of our Board. The audit committee’s functions are more fully described in its charter, which is available under the corporate governance section of our website at http://investors.reachlocal.com. Management has the primary responsibility for our financial statements and reporting processes, including our systems of internal controls. In fulfilling its oversight responsibilities, the audit committee reviewed and discussed with management ReachLocal’s audited financial statements as of and for the fiscal year ended December 31, 2015.

The audit committee has discussed with Grant Thornton LLP, our company’s independent registered public accounting firm, the matters required to be discussed by Public Company Accounting Oversight Board Statement on Auditing Standards No. 16. In addition, the audit committee has received and reviewed the written disclosures and the letter from Grant Thornton LLP required by the applicable requirements of the PCAOB regarding Grant Thornton LLP’s communications with the audit committee concerning independence, and has discussed with Grant Thornton LLP its independence from us. Finally, the audit committee discussed with Grant Thornton LLP, with and without management present, the scope and results of Grant Thornton LLP’s audit of such financial statements.

Based on these reviews and discussions, the audit committee has recommended to our Board that such audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2015 for filing with the SEC. The audit committee also has engaged Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016 and is seeking ratification of such selection by the stockholders.

Audit Committee of the Board

Edward Thompson (Chair)

Thomas Hale

Habib Kairouz

AUDIT MATTERS

Independent Public Accountants

The audit committee approved all audit and non-audit services provided by Grant Thornton LLP, our principal accountant, during the 2015 and 2014 fiscal years. The total fees paid or payable to Grant Thornton LLP for the last two fiscal years are as follows:

Type of Fees	Fiscal 2015	Fiscal 2014
Audit Fees	$1,000,081	$1,010,066
Audit-Related Fees	—	—
Tax Fees	8,313	3,280
All Other Feess	—	51,923
Total	$1,008,394	$1,065,269

Audit Fees

This category includes fees billed for the 2015 and 2014 fiscal years for the audits of our annual consolidated financial statements and the reviews of each of the quarterly consolidated financial statements included in our Quarterly Reports on Form 10-Q, services rendered in connection with our Form S-8 registration statements with the SEC, statutory filings, and other matters related to the SEC.

Tax Fees

This category represents fees primarily incurred in connection with professional services for tax compliance.

All Other Fees

Other fees include professional services related to due diligence services performed by Grant Thornton LLP in connection with our acquisitions.

Pre-Approval Policies and Procedures

The audit committee pre-approves all audit and non-audit services provided by our independent registered public accounting firm. This policy is set forth in our audit committee charter, which is available on our website.

The audit committee considered whether the non-audit services rendered by Grant Thornton LLP were compatible with maintaining Grant Thornton LLP’s independence as our independent registered public accounting firm and concluded that they were.

EXECUTIVE OFFICERS OF THE COMPANY

Set forth below is information regarding our executive officers as of April 15, 2016:

Name	Age	Position
Sharon Rowlands	57	Chief Executive Officer, Director
Ross G. Landsbaum	53	Chief Financial Officer
Kris Barton	40	Chief Product Officer
Paras Maniar	38	Chief Strategy Officer

Sharon Rowlands has served as our Chief Executive Officer and as a member of our Board since April 2014. For additional information regarding Ms. Rowlands, see “Proposal 1—Election of Directors—Director Biographical Information—Nominees for Election at the 2016 Annual Meeting to Serve for a Three-Year Term Expiring at the 2019 Annual Meeting of Stockholders.”

Ross G. Landsbaum has served as our Chief Financial Officer since June 2008. Prior to joining us, Mr. Landsbaum held various executive positions at MacAndrews and Forbes’ Panavision, a service provider to the motion picture and television industries, including Chief Financial Officer from 2005 to 2007 and Chief Operating Officer in 2007. Prior to Panavision, Mr. Landsbaum served as Executive Vice President, Finance and Operations and Chief Financial Officer for Miramax Films, the art-house and independent film division of The Walt Disney Company, from 2001 to 2005. Prior to that, he served in various capacities, including as the Chief Financial Officer at Spelling Entertainment Group, a diversified entertainment concern, and in various capacities at Arthur Andersen. Mr. Landsbaum currently serves on the board of directors and audit committee of Outerwall, a leading provider of automated retail solutions. Mr. Landsbaum holds a Master of Accounting and a Bachelor of Science in Accounting from the University of Southern California.

Kris Barton has served as our Chief Product Officer since February 2012. Previously, he was Chief Operating Officer of multimedia software and platform company Nero AG from 2010 to 2012 and was Nero’s Executive Vice President of Global Products, overseeing all product development, from 2006 to 2010. Prior to Nero, Mr. Barton served in multiple management roles at Microsoft Corporation from 2001 to 2006, overseeing the product development efforts for the MSN online properties including MSN.com and MSN network channels. Mr. Barton has also held product positions at Omniture and Novell Corporation. He holds a Bachelor of Arts in business administration and marketing communications from Brigham Young University.

Paras Maniar has served as our Chief Strategy Officer since March 2015. Before joining us, from 2013 to 2014 Mr. Maniar was Principal and Head of North America at WPSChallenger, an investment firm focused on the digital media, online and social gaming, and data science sectors. Prior to that, Mr. Maniar was a founding executive of EQAL, a media startup acquired by Everyday Health. While at EQAL from 2008 to 2012, Mr. Maniar served in various executive roles including Chief Strategy Officer, Executive Vice President of Corporate Development, Chief Operating Officer and board member. Mr. Maniar was also a member of McKinsey and Company’s Telecomm, Media and Technology practice from 2004 to 2008. He has an MBA from the Kellogg School of Management, a Juris Doctor from the Northwestern University School of Law, and a Bachelor of Arts in Economics and Political Economies from the University of California, Berkeley.

REPORT OF THE COMPENSATION COMMITTEE

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of ReachLocal, Inc. under the Securities Act or the Exchange Act.

The compensation committee of the Board has reviewed and discussed the Compensation Discussion & Analysis with management. Based on this review and discussion, the compensation committee has recommended to the Board that the Compensation Discussion & Analysis be included in this proxy statement and incorporated by reference in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015.

Compensation Committee of the Board

Jim Geiger (Chair)

Larry Kutscher

Alan Salzman

COMPENSATION DISCUSSION AND ANALYSIS

This section discusses the principles underlying our policies and decisions with respect to the compensation of our executive officers who are named in the “Summary Compensation Table” and the most important factors relevant to an analysis of these policies and decisions. Our “named executive officers” for 2015 are Sharon Rowlands, Chief Executive Officer; Ross G. Landsbaum, Chief Financial Officer; Kris Barton, Chief Product Officer; and Paras Maniar, Chief Strategy Officer.

Executive Summary

Our compensation strategy generally focuses on providing a total compensation package that will not only attract and retain high-caliber executive officers and employees, but will also be utilized as a tool to communicate and align employee contributions with our corporate objectives and stockholder interests. It is our philosophy to provide a competitive total compensation package that enables our named executive officers, as well as our other employees, to share our success when our objectives are met.

Pay for Performance

Pay for performance is an important component of our compensation philosophy. Consistent with this focus, our compensation program includes annual performance-based bonuses and long-term equity-based compensation, primarily in the form of stock options. We have not adopted any formal or informal policies or guidelines for allocating compensation between long-term and short-term compensation, between cash and non-cash compensation, or among different forms of cash and non-cash compensation. For 2015, on average, approximately 63% of our named executive officers’ potential compensation came from variable, performance-based pay consisting of performance-based bonuses (assuming target bonuses) and incentive stock option awards. Non-variable pay included base salaries and other perquisites and benefits. The chart below shows the mix between potential variable performance-based pay and non-variable pay for our named executive officers in 2015.

Annual Cash Bonus Plan

For 2015, the compensation committee adopted the 2015 Executive Bonus Plan. Through 2013, our senior management bonus plan included both formulaic and discretionary components. For 2014 and 2015, however, our senior management bonus plan included only a formulaic component. The compensation committee believed that removing the discretionary component to our annual bonus program would ensure our executives’ continued focus on achieving results important to our stockholders, and was more consistent with the annual bonus programs of our peers.

As is more fully discussed under “Elements of Compensation—Cash Bonuses” below, the 2015 Executive Bonus Plan, or the bonus plan, established a target bonus pool, which was divided into three component target bonus pools: (i) 40% of the total bonus pool was tied to achievement of revenue objectives, (ii) 40% of the total bonus pool was tied to achievement of Adjusted EBITDA, or AEBITDA, objectives (for information regarding our definition of Adjusted EBITDA, see “Determination of Compensation—Compensation Philosophy” below), and (iii) 20% of the total bonus pool was tied to achievement of cash balance objectives. The company’s achievement against the applicable targets determined multipliers to be applied to the component target bonus pools. In addition, achievement of the AEBITDA target objective would result in payment of an additional 25% of the executive’s aggregate target bonus.

Our 2015 revenue was $382.6 million (approximately 58.6% of target), our AEBITDA was $2.8 million (approximately 156.8% of target) and our cash balance as of December 31, 2015 (net of new financing) was less than $6 million (below the minimum threshold). The total bonus earned under to the bonus plan was 111.1%. Due to our stock price performance during 2015, however, the executives subject to the plan offered to relinquish the portion of their bonuses in excess of 100% of target. Accordingly, each of the named executive officers received bonuses equal to 100% of target. Pursuant to our 2015 North American Stock Bonus Plan (described below), 50% of each named executive officer’s 2015 bonus was paid in fully vested restricted stock units (RSUs), based on the closing price of our common stock on the NASDAQ on February 26, 2016, the day 2015 bonuses were paid.

Alignment with Stockholder Interests—Equity Awards

We believe that our equity compensation program supports a long-term performance orientation by aligning interests between our executives and our stockholders. In addition, equity compensation awards with multi-year vesting requirements are intended to serve as a retention tool. We therefore view equity compensation as an important component of our executive compensation program. We provide long-term incentive awards to executives primarily through grants of stock options. Stock options represented between 27% and 44% of our named executive officers’ compensation for 2015.

Ordinary Course Equity Awards. We generally use stock options to compensate our named executive officers both in the form of initial grants in connection with the commencement of employment and additional or “refresher” grants. Although the compensation committee typically grants annual refresher grants, we have not established a formula or program for determining the size of any equity award, including any annual refresher grants, and our compensation committee retains discretion to make stock option awards to employees at any time, including in connection with the promotion of an employee, to reward an employee, for retention purposes or in other circumstances recommended by management. In February 2015, each of Ms. Rowlands and Messrs. Landsbaum and Barton received a “refresher” stock option grant in accordance with our past practices.

Grant to Mr. Maniar. In connection with joining the company in February 2015, and as a result of arms-length negotiations, Mr. Maniar received a stock option to purchase 250,000 shares at an exercise price of $3.16 per share.

Stock Option Exchange. As more fully described below, on November 24, 2014, our stockholders approved a one-time stock option exchange for eligible employees that permitted such employees, including our executive officers, to surrender certain underwater stock options for cancellation in exchange for the grant of new replacement options to purchase the same number of shares having an exercise price equal to the greater of $6.00 per share and the closing price of our common stock on the NASDAQ on the offer expiration date. The closing price of our common stock on the offer expiration date (January 9, 2015) was less than $6.00, and as a result each replacement option has an exercise price of $6.00, which was 94% above the fair market value of our common stock on that day. The options granted under the exchange vest over a four-year period. The stock option exchange was implemented because, at the time that the exchange was approved, approximately 99% of our outstanding options were underwater (and most significantly so) and we believed they were not serving the intended purpose of providing meaningful incentives to motivate and retain our employees, including our executive officers.

2015 North American Stock Bonus Plan. Pursuant to our 2015 North American Stock Bonus Plan, 50% of each named executive officer’s 2015 bonus was paid in fully vested RSUs granted pursuant to our Amended and Restated 2008 Stock Incentive Plan, based on the closing price of our common stock on the NASDAQ on February 26, 2016, the day 2015 bonuses were paid.

Good Governance and Best Practices

In furtherance of our objective of implementing policies and practices that are mindful of the concerns of our stockholders, (i) our compensation committee is comprised solely of independent directors, (ii) our compensation committee retains an independent compensation consultant to provide it with advice on matters related to executive compensation, non-employee director remuneration and assistance with preparing compensation disclosure for inclusion in our SEC filings, and (iii) our compensation committee meets frequently so as to be certain that it remains current with the performance of our senior management team and addresses compensation matters in a timely manner.

We also endeavor to structure our executive compensation program in a manner that reflects best practices, including the following:

●	Our 2015 compensation programs limited cash severance payments to not more than six months’ base salary upon a termination of employment without cause or for good reason;

●	We do not provide for the payment of excise tax gross-ups on severance or other change in control payments; and

●	We maintain compensation arrangements that provide only for “double trigger” (and not “single trigger”) cash severance provisions in connection with a change in control of the company.

We provide our stockholders with the opportunity to vote on the compensation of our named executive officers (a “say-on-pay proposal”) – our stockholders have most recently voted to hold such vote on a triennial basis. A substantial majority of the votes cast at our 2014 Annual Meeting, our most recent annual meeting at which a say-on-pay proposal was presented to our stockholders, voted in favor of our say-on-pay proposal. In 2015, the committee did not make any changes to our executive compensation program in response to the results of the most recent say-on-pay proposal. The compensation committee will consider the outcome of the company’s next say-on-pay vote, which will be cast at our 2017 Annual Meeting.

Determination of Compensation

Roles of Our Board of Directors, Compensation Committee and Chief Executive Officer in Compensation Decisions

Our compensation committee oversees our executive compensation program. Our Chief Executive Officer provides recommendations to our compensation committee with respect to salary adjustments, annual cash incentive bonus targets (if applicable), and equity incentive awards for the named executive officers (excluding herself) and the other executive officers that report to her. Our compensation committee meets with our Chief Executive Officer at least annually to discuss and review her recommendations, together with the market data provided by its independent compensation consultant regarding executive compensation for our executive officers (excluding her). Our policy has been that our compensation committee considers these recommendations in determining the compensation of the Chief Executive Officer and our other executive officers, and has the ability to increase or decrease amounts of compensation payable to our executive officers pursuant to those recommendations.

Competitive Market Data and Use of Compensation Consultants

Since 2010, our compensation committee has retained Frederic W. Cook & Co., or Cook, to advise on executive compensation matters. For 2015, the compensation committee again retained Cook, who compiled a peer group of companies against which to assess the three key components comprising our named executive officers’ compensation: base salary, cash bonus and equity incentives. The peer group consisted of the following 18 publicly-traded Internet and distribution companies:

Angie’s List	Endurance International Group	Rubicon Project

Cimpress	Marchex	Sizmek

Com.Score	Marketo	TechTarget

Constant Contact	Millennial Media	Tremor Video

Dealertrack	QuinStreet	Web.com

Digital River	Rocket Fuel	Yelp

This peer group represented a fairly substantial change from the peer group used in 2014, as the compensation committee worked closely with management and Cook to ensure that our peer group continued to closely reflect our evolving business model and financial profile. Active Network, cBeyond, and Conversant (ValueClick) were removed for the 2014 peer group because each underwent a transaction and as a result their compensation data was longer publicly available. Boingo Wireless, OpenTable, Shutterfly, Cimpress (Vistaprint) and WebMD were removed due to differences in financial profile and/or business model. Digital River, Endurance International, Marketo, Millennial Media, Rocket Fuel, Rubicon Project, Sizmek, TechTarget and Tremor Video were identified by Cook as having business models and/or financial profiles that more closely aligned with ours and, accordingly, were added to our peer group. Our trailing 12-month revenues approximated the 82nd percentile of the 2015 peer group’s then most recently reported trailing 12-month revenues.

For 2015, our compensation committee considered peer group data, but only as one element of the compensation committee’s overall consideration of the appropriate compensation levels. Our compensation committee does not aim to set total compensation, or any compensation element, at a specified level as compared to the companies in this peer group. Although our compensation committee considered Cook’s peer group analysis in considering our executive compensation program in 2015, our compensation committee ultimately made their own decisions about these matters, based on the peer group analysis and their own business experience and judgment.

The compensation committee made only one change to the peer group in 2016, removing Digital River because it underwent a transaction at the beginning of 2015 and, as a result, its compensation data was no longer publicly available. Our trailing 12-month revenues approximate the 64th percentile of the 2016 peer group’s then most recently reported trailing 12-month revenues.

Cook performed services solely on behalf of the compensation committee and did not provide any other services to the company or company management in 2015. Cook provided the following services to the compensation committee in 2015: review of our peer group, providing comparative data regarding compensation levels and practice, and assistance with the design of our incentive programs. Our compensation committee has assessed the independence of Cook pursuant to SEC and NASDAQ rules and concluded that no conflict of interest exists that would prevent Cook from independently representing the compensation committee.

Compensation Philosophy

Our compensation philosophy has been driven by a number of factors that are closely linked with our broader strategic objectives. Our ability to excel depends on the skill, creativity, integrity and teamwork of our employees. To this end, we strive to create an environment of mutual respect, encouragement and teamwork that rewards commitment and performance while ensuring that the interests of the management team are aligned both internally, and with our strategic plan and the interests of our stockholders. In that regard, a primary focus of our compensation program has been to incentivize and reward growth in revenue and Adjusted EBITDA. We define Adjusted EBITDA, or AEBITDA, as net income (loss) from continuing operations before interest, income taxes, depreciation and amortization expenses, excluding, when applicable, stock-based compensation, the effects of accounting for business combinations (including any impairment of acquired intangibles and goodwill), restructuring charges, and other non-operating income or expense.

Compensation for our named executive officers generally consists of the elements identified in the following table:

Compensation Element	Primary Objective
Base salary	To recognize ongoing performance of job responsibilities and as a necessary tool in attracting and retaining employees

Annual incentive cash compensation (bonuses)

To focus employees on short-term corporate and individual objectives and link compensation opportunities for our named executive officers (and employees generally) to achievement of key short-term business and individual objectives

Equity incentive compensation	To incentivize and reward increases in stockholder value, to emphasize and reinforce our focus on team success and long-term goals, and to attract and retain key employees

Severance and change of control benefits	To provide income protection in the event of involuntary loss of employment and to focus named executive officers on stockholder interests when considering strategic alternatives

Retirement savings (401(k)) plan	To provide retirement savings in a tax-efficient manner

Health and welfare benefits	To provide a basic level of protection from health, dental, life and disability risks

Each of the primary elements of our executive compensation program is discussed in more detail below. While we have identified particular compensation objectives that each element of executive compensation serves, our compensation programs are designed to be flexible and complementary and to collectively serve the executive compensation objectives described above and any additional compensation objectives as the compensation committee determines to be necessary and/or proper under the circumstances. Accordingly, whether or not specifically mentioned below, we believe that, as a part of our overall executive compensation policy, each individual element, to a greater or lesser extent, serves each of our compensation objectives. The compensation levels of our named executive officers reflect to a significant degree the varying roles and responsibilities of such executives, as well as the length of time those executives have served our company.

Elements of Compensation

The following is a discussion of the primary elements of the compensation for each of our named executive officers.

Base Salaries

The initial base salaries of our named executive officers were the result of an arms-length negotiation at the time we initially retained them.

Base salaries of our named executive officers (other than our Chief Executive Officer) are recommended and reviewed periodically by our Chief Executive Officer, and the base salary for each named executive officer is approved by our compensation committee. Adjustments to base salaries are based on the scope of an executive’s responsibilities, individual contribution, experience and sustained performance. Decisions regarding salary increases may take into account the named executive officer’s current salary, equity ownership and the amounts paid to individuals in comparable positions at our peer companies. No formulaic base salary increases are provided to our named executive officers. This strategy is consistent with our intent of offering compensation that is cost-effective, competitive and contingent on the achievement of performance objectives.

Our compensation committee chose not to increase the base salaries of any of our named executive officers during 2015.

The actual base salaries paid to all of our named executive officers during 2015 are set forth in the “Summary Compensation Table” below.

Cash Bonuses

In addition to base salaries, our named executive officers are also eligible to receive annual cash bonuses. Target bonuses are expressed as a percentage of base compensation. For 2015 Mr. Landsbaum’s target increased from 50% of his base salary to 60%, which brought it closer to peer group practice, and Mr. Barton’s target increased from 30% of his base salary to 40% reflecting the increasing demands on his product and technology department as our business model evolves and which brought it closer to peer group practice.

Executive	2015 Target Bonus (as a % of Base Salary)	2015 Target Bonus (1)
Sharon Rowlands	120%	$600,000
Ross G. Landsbaum	60%	231,132
Kris Barton	40%	148,526
Paras Maniar	60%	195,000

(1)	Amounts do not include the potential achievement of the special AEBITDA target bonus equal to an additional 25% of the executive’s 2015 target bonus.

In 2015 the compensation committee recommended, and our Board adopted, our 2015 Executive Bonus Plan, or the bonus plan, in which our named executive officers participated and had an opportunity to earn an annual bonus based on the target bonuses set forth above. The bonus plan established a target bonus opportunity, which was divided into three component target bonus opportunities: (i) 40% of the total bonus opportunity was tied to achievement of an annual consolidated revenue target, (ii) 40% of the total bonus opportunity was tied to achievement of an annual AEBITDA target, and (iii) 20% of the total bonus opportunity was tied to achievement of a year-ending cash balance target. The targets were derived from the 2015 operating plan adopted by our Board. Our compensation committee developed this bonus plan to motivate achievement of the objectives that were achievable but that meaningfully drove performance and incentivized growth. For 2015, we included achievement of a cash balance objective to further align our executives and the company with the goal of conserving liquidity. The targets were as follows:

Component	Threshold	Target	Maximum
Revenue	$371.4 million	$436.9 million	$458.7 million
AEBITDA	$(5.0 million)	$0	$5.0 million
Cash	$17.0 million	$20.0 million	$23.0 million

The company’s achievement against the applicable targets would determine multipliers to be applied to the bonus components. The multipliers were as follows:

Multipliers (% of Target Bonus)	2015 Targets
0	Below Threshold
50%	At Threshold
100%	At Target
200%	At or Above Maximum

The percentages of target bonus payable between threshold and target, or target and maximum, were to be determined using linear interpolation.

In order to emphasize the importance of profitability for 2015, the achievement of the AEBITDA target would result in payment of an additional 25% of the executive’s aggregate target bonus.

Our 2015 revenue was $382.6 million (approximately 58.6% of target), our AEBITDA was $2.8 million (approximately 156.8% of target) and our cash balance as of December 31, 2015 (net of new financing) was less than $6 million (below the minimum threshold). Accordingly, the total bonus earned according to the Executive Bonus Plan’s formula was 111.1% of the executive’s target bonus opportunity ($666,600, $256,788, $165,012 and $216,645 for Ms. Rowlands and Messrs. Landsbaum, Barton and Maniar, respectively). Due to our stock price performance during 2015, however, the executives subject to the plan offered to relinquish the portion of their bonuses in excess of 100% of target. Accordingly, each of the named executive officers received bonuses equal to 100% of target.

Pursuant to our 2015 North American Stock Bonus Plan, 50% of each named executive officer’s 2015 bonus was paid in fully vested RSUs granted pursuant to our Amended and Restated 2008 Stock Incentive Plan, based on the closing price of our common stock on the NASDAQ on February 26, 2016, the day 2015 bonuses were paid.

2016 Executive Bonus Plan. For 2016, the compensation committee adopted the 2016 Executive Bonus Plan, which establishes a target bonus opportunity divided into two equal component target bonus opportunities—one based on achievement of revenue objectives and one based on achievement of AEBITDA objectives. Achievement of threshold, target and maximum performance goals will result in target bonus multipliers of 50%, 80%, 100% or 200% of the executive’s target bonus opportunity applicable to that goal. Pursuant to our 2016 North American Stock Bonus Plan, 50% of each named executive officer’s actual 2016 bonus, if any, will be paid in the form of fully vested RSUs granted pursuant to our Amended and Restated 2008 Stock Incentive Plan, based on the closing price of our common stock on the NASDAQ on the day 2016 bonuses are paid.

    Long-Term Equity Incentives

The goals of our long-term, equity-based incentive awards are to incentivize our named executive officers to achieve long-term value accretion and to further align the interests of our executive officers with the interests of our stockholders. Because vesting is based on continued employment, our equity-based incentives also encourage the retention of our executive officers during the award vesting period. In determining the size of the long-term equity incentives to be awarded to our executive officers, we take into account a number of factors, such as the relative job scope, the value of existing stockholdings and long-term incentive awards, individual performance history, and the size of prior grants.

To reward and retain our executive officers in a manner that aligns their interests with stockholders’ interests, we have historically used stock options as the primary incentive vehicle for long-term compensation. Because employees realize value from stock options only if our stock price increases relative to the stock option’s exercise price, we believe stock options provide meaningful incentives to achieve increases in the value of our stock over time. We will also, from time to time, grant restricted stock units to our executive officers, which we believe incentivizes future growth, and also delivers value to these officers in excess of simple future appreciation. These awards are further intended to enable our executive officers to establish or augment meaningful equity stakes in our company.

We generally use stock options to compensate our executive officers both in the form of initial grants in connection with the commencement of employment and additional or “refresher” grants. Although the compensation committee typically grants annual refresher grants, we have not established a formula or program for determining the size of any equity award, including any annual refresher grants, and our compensation committee retains discretion to make stock option awards to employees at any time, including in connection with the promotion of an employee, to reward an employee, for retention purposes or in other circumstances recommended by management. The exercise price of each stock option grant is at or above the fair market value of our common stock on the grant date, for which we use the closing price of our common stock on the NASDAQ on the grant date.

Stock option awards typically vest over a four-year period as follows: 25% of the shares underlying the option vest on the first anniversary of the vesting commencement date, and the remainder of the shares underlying the option vest in equal monthly installments over the following 36 months, generally subject to continued service through the applicable vesting date. The restrictions pertaining to the restricted stock grants we have granted in the past generally lapsed with respect to 25% of the shares on the first anniversary of the grant date, and lapse with respect to 1/12th of the shares on each three month anniversary of the grant date thereafter, subject to continued service through the applicable vesting date. We believe these vesting schedules appropriately encourage continued service with the company while allowing our executives to realize compensation in line with the value they have created for our stockholders.

2015 Equity Awards. During 2015, we made the following grants of stock options to our named executive officers (excluding replacement options granted pursuant to the stock option exchange described below). The options vest in accordance with the vesting schedule described above.

Executive	2015 Stock Option Grants (# of Shares)
Sharon Rowlands	250,000
Ross G. Landsbaum	125,000
Kris Barton	100,000
Paras Maniar	250,000

The foregoing equity awards granted to our named executive officers for the 2015 are also set forth in the “Grants of Plan-Based Awards Table.”

    During May 2015, as part of our overall compensation program, we granted annual refresher stock option grants covering the amount of shares set forth above to Ms. Rowlands, Mr. Landsbaum and Mr. Barton. Mr. Maniar joined the company in February 2015 and was granted a stock option covering 250,000 shares in connection with such employment.

Stock Option Exchange Program. On November 24, 2014, our stockholders approved a one-time stock option exchange for eligible employees that permitted such employees, including our executive officers, to surrender certain underwater stock options for cancellation in exchange for the grant of new replacement options to purchase the same number of shares having an exercise price equal to the greater of $6.00 per share and the closing price of our common stock on the NASDAQ on the offer expiration date. The closing price of our common stock on the offer expiration date (January 9, 2015) was less than $6.00, and as a result each replacement option has an exercise price of $6.00, which was 94% above the fair market value of our common stock on that day. The replacement options granted pursuant to the stock option exchange vest over four years as follows: 12.5% vested on the six-month anniversary of the replacement option grant date (January 9, 2015) and the balance vest in substantially equal monthly installments thereafter over the subsequent 42 months, subject to the option holder’s continued service with the company or any of our subsidiaries. The stock option exchange was implemented because approximately 99% of our outstanding options were underwater (and most significantly so) and we believed that they were not serving the intended purpose of providing meaningful incentives to motivate and retain our employees. The following table shows the number of options exchanged by our named executive officers:

Executive	Aggregate Stock Options Exchanged
Sharon Rowlands	850,000
Ross G. Landsbaum	463,079
Kris Barton	134,880

Other. Equity-based awards held by our named executive officers are also subject to accelerated vesting in the event of certain terminations of the named executive officer’s employment or a change in control. For more information, see “Severance and Change in Control Benefits” below. We do not currently have any formal stock ownership requirements for our named executive officers.

Severance and Change in Control Benefits

Change in Control and Severance Policy for Senior Management

We maintain a Change in Control and Severance Policy for Senior Management, which our Board adopted because it believes that change in control and severance benefits are essential for us to fulfill our objective of attracting and retaining key managerial talent. Each of our named executive officers participates in the Change in Control and Severance Policy. The Change in Control and Severance Policy was adopted, and is maintained, to reinforce and encourage the continued attention and dedication of members of management to their assigned duties without the distraction arising from the possibility of a change in control, and to enable and encourage management to focus their attention on obtaining the best possible outcome for our stockholders without being influenced by their personal concerns regarding the possible impact of various transactions on the security of their jobs and benefits. In addition to providing severance benefits to any participant who incurs a termination of employment under certain circumstances following a change in control, the policy provides for severance payments in the event of termination without cause or termination by the employee for good reason under circumstances not involving a change in control. The Change in Control and Severance Policy provides that, in the event of a change in control or a qualifying termination, an eligible participant in the policy may be entitled to receive salary continuation payments and certain other benefits for either 12 months (Group A Participants) or six months (Group B Participants), and equity award acceleration, as more fully described in the section entitled “Potential Payments Upon Termination or Change in Control” below. Payments under the policy are subject to the participant delivering an effective general release of claims in a form acceptable to us.

For 2015, the company had no Group A Participants and all of our named executive officers were Group B Participants. However, in connection with amending Mr. Landsbaum’s employment letter in 2016 (as described further below under “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table”), Mr. Landsbaum became a Group A Participant. In addition, as part of the negotiations regarding the retention of Ms. Rowlands as our Chief Executive Officer, in order to attract and retain Ms. Rowlands to serve as our Chief Executive Officer, the compensation committee agreed to provide full acceleration of the equity grants awarded to Ms. Rowlands in the event of a “change in control” of the company, irrespective of whether her employment is terminated.

 Retirement Savings

All of our full-time employees in the United States, including our named executive officers, are eligible to participate in our 401(k) plan. Pursuant to our 401(k) plan, employees may elect to reduce their current compensation by up to the statutorily prescribed annual limit, which was $18,000 in 2015 and to have the amount of this reduction contributed to our 401(k) plan.

Employee Benefits and Perquisites

All of our full-time employees in the United States, including our named executive officers, are eligible to participate in our health and welfare plans. For employees generally, we bear some portion of the premium costs for such plans and the employee bears some of the premium costs. For Mr. Landsbaum, however, we bear all of the premium costs. The incremental cost to our company related to bearing such costs for Mr. Landsbaum for 2015 is reflected under “All Other Compensation” in the “Summary Compensation Table” below.

Pursuant to her original employment letter, Ms. Rowlands was entitled to be reimbursed up to $10,000 per month (and any related gross-up payment to cover associated taxes) for temporary living expenses through August 1, 2015. In addition, on November 1, 2015, we amended Ms. Rowlands’ employment letter to extend her temporary living expenses reimbursement through July 2016. Such amounts paid to Ms. Rowlands for 2015 are reflected under “All Other Compensation” in the “Summary Compensation Table” below.

We do not view perquisites or other personal benefits as a material component of our executive compensation program. In the future, we may provide perquisites or other personal benefits in limited circumstances, such as where we believe it is appropriate to assist an individual executive officer in the performance of his or her duties, to make our executive officers more efficient and effective, and for recruitment, motivation and/or retention purposes. Future practices with respect to perquisites or other personal benefits for our named executive officers will be approved and subject to periodic review by the compensation committee.

Tax Considerations

Section 162(m) of the Internal Revenue Code

Section 162(m) of the Code disallows a tax deduction for any publicly held corporation for individual compensation exceeding $1.0 million in any taxable year for its named executive officers, other than its Chief Financial Officer, unless compensation is “qualified performance-based compensation” for purposes of Section 162(m) of the Code. Where reasonably practicable and to the extent that the Code Section 162(m) deduction disallowance becomes applicable to our company, our compensation committee may seek to qualify the variable compensation paid to our named executive officers for an exemption from the deductibility limitations. As such, in approving the amount and form of compensation for our named executive officers in the future, our compensation committee will consider all elements of the cost to our company of providing such compensation, including the potential impact of Section 162(m) of the Code. However, our compensation committee may, in its judgment, authorize compensation payments that are not exempt from the deductibility limitations of Section 162(m) of the Code when it believes that such payments are appropriate to attract and retain executive talent or to advance any other aspects of our compensation philosophy or objectives.

Section 409A of the Internal Revenue Code

Section 409A of the Code requires that “nonqualified deferred compensation” be deferred and paid under plans or arrangements that satisfy the requirements of the statute with respect to the timing of deferral elections, timing of payments and certain other matters. Failure to satisfy these requirements can expose employees and other service providers to accelerated income tax liabilities and penalty taxes and interest on their vested compensation under such plans. Accordingly, we generally intend to design and administer our compensation and benefits plans and arrangements for all of our employees and other service providers, including our named executive officers, so that they are either exempt from, or satisfy the requirements of, Section 409A of the Code.

Accounting Standards

ASC Topic 718, Compensation—Stock Compensation, or ASC Topic 718, requires us to recognize an expense for the fair value of equity-based compensation awards. Grants of stock options, restricted stock, and restricted stock units under our equity incentive award plans are accounted for under ASC Topic 718. Our compensation committee regularly considers the accounting implications of significant compensation decisions, especially in connection with decisions that relate to our equity incentive award plans and programs. As accounting standards change, we may revise certain programs to appropriately align accounting expenses of our equity awards with our overall executive compensation philosophy and objectives.

EXECUTIVE COMPENSATION TABLES

Summary Compensation Table

The following table sets forth summary information concerning the compensation of our named executive officers:

Name and Principal Position	Year	Salary ($)		Bonus ($)	Option Awards ($)(1)	Stock Awards ($)		Non-Equity Incentive Plan Compensation ($)		All Other Compensation ($)		Total ($)
Sharon Rowlands	2015	500,000			608,580	333,300	(2)	333,300	(2)	173,165	(3)	1,948,345
Chief Executive Officer	2014	377,885		–	4,019,565	1,008,000	(4)	–		109,922		5,515,372

Ross G. Landsbaum	2015	385,220			510,581	128,394	(2)	128,394	(2)	10,116	(5)	1,162,705
Chief Financial Officer	2014	385,220		200,000	438,093	–		–		690,089		1,713,402
	2013	374,000		–	123,546	647,274	(4)	–		8,305		1,153,125

Kris Barton	2015	371,315			199,725	82,506	(2)	82,506	(2)	–		736,052
Chief Technology Officer	2014	371,315		90,000	230,992	–		–		–		692,307
	2013	360,500		–	89,284	467,929	(4)	–		–		917,713

Paras Maniar	2015	280,625	(6)		378,950	108,323	(2)	108,323	(2)	–		876,221
Chief Strategy Officer

(1)

Amounts represent the full grant date fair value of stock options granted during 2013, 2014 and 2015 calculated in accordance with Accounting Standards Codification Topic 718, Compensation—Stock Compensation, or ASC Topic 718. For a discussion of the assumptions made in the valuation reflected in the Option Awards column, refer to Note 10 to our financial statements included in our Annual Report on Form 10-K filed March 30, 2016. Amounts for 2015 for Ms. Rowlands, Mr. Landsbaum and Mr. Barton include incremental fair value of replacement options compared to surrender date fair value of surrendered options in the amount of $282,955, $347,768 and $69,475, respectively.

(2)

Amounts represent RSU awards granted in 2016 with respect to our 2015 bonus program and our 2015 North American Stock Bonus Plan. 2015 bonuses were paid 50% in cash and 50% in fully vested RSUs pursuant to our 2015 North American Stock Bonus Plan. Amounts shown in the Stock Awards and Non-Equity Incentive Plan Compensation columns include amounts earned by the named executive officers pursuant to the 2015 Executive Bonus Plan that were voluntarily relinquished by the named executive officers. The actual aggregate payouts (cash and fully vested RSUs) under the 2015 Executive Bonus Plan for Ms. Rowlands, Mr. Landsbaum, Mr. Barton and Mr. Maniar were $600,000, $231,132, $148,526 and $195,000, respectively. For a discussion of the assumptions used to calculate the value of all restricted stock awards made to named executive officers, refer to Note 10 to our financial statements included in our Annual Report on Form 10-K, filed on March 30, 2016.

(3)	Amount represents $113,000 of temporary housing allowance and $60,165 of tax gross-up payment related to the temporary housing allowance.
(4)

Amount represents the full grant date fair value of restricted stock awards granted during the relevant fiscal year, calculated in accordance with ASC Topic 718. For a discussion of the assumptions used to calculate the value of all restricted stock awards made to named executive officers, refer to Note 10 to our financial statements included in our Annual Report on Form 10-K, filed on March 30, 2016.

(5)	Amount represents health and welfare plan premium costs in excess of company-paid health and welfare premiums paid on behalf of other company employees.
(6)	Amount represents Mr. Maniar’s base salary for the partial-year of service with us in 2015. For 2015, Mr. Maniar’s annual base salary rate was $325,000.

Grants of Plan-Based Awards in 2015

The following table sets forth information regarding grants of plan-based awards made to our named executive officers during the year ended December 31, 2015:

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)	Options (#)	Per Share ($)	Awards ($)
Sharon Rowlands	1/9/2015							650,000	6.00	216,377	(2)
	1/9/2015							200,000	6.00	66,578	(2)
	5/7/2015							250,000	2.70	325,625	(3)
	3/31/2015				60,000	375,000	675,000			240,000	(4)
		60,000	375,000	675,000

Ross G. Landsbaum	1/9/2015							272,489	6.00	228,485	(2)
	1/9/2015							80,000	6.00	75,828	(2)
	1/9/2015							20,590	6.00	12,069	(2)
	1/9/2015							90,000	6.00	31,385	(2)
	5/7/2015							125,000	2.70	162,813	(3)
	3/31/2015				23,113	144,458	260,024			92,453	(4)
		23,113	144,458	260,024

Kris Barton	1/9/2015							80,000	6.00	8,722	(2)
	1/9/2015							14,880	6.00	13,949	(2)
	1/9/2015							40,000	6.00	46,804	(2)
	5/7/2015							100,000	2.70	130,250	(3)
	3/31/2015				14,853	92,829	167,092			59,410	(4)
		14,853	92,829	167,092

Paras Maniar	2/12/2015							250,000	3.16	378,950	(3)
	3/31/2015				19,500	121,875	219,375			78,000	(4)
		19,500	121,875	219,375

(1)

Amounts shown in these columns represent each named executive officer’s incentive bonus opportunity under our 2015 Executive Bonus Plan. The “Target” amount represents the cash portion of each named executive officer’s target bonus if the performance goals under the 2015 Executive Bonus Plan were achieved at the target levels, and the “Threshold” and “Maximum” amounts represents the named executive officer’s minimum and maximum cash bonuses, respectively, if the performance goals under the 2015 Executive Bonus Plan were achieved at the minimum levels, the target levels (including the supplemental AEBITDA bonus of 25%), or the maximum levels. Amounts do not include the executives’ 50% bonus opportunity to be paid in fully vested RSUs, which is disclosed under the Estimated Future Payouts Under Equity Incentive Plan Awards column.

(2)

Listed options are replacement options issued pursuant to the option exchange. Amount represents incremental fair value of replacement options compared to surrender date fair value of surrendered options, calculated in accordance with ASC Topic 718. For a discussion of the assumptions made in the valuation reflected in this column, refer to Note 10 to our financial statements included in our Annual Report on Form 10-K filed March 30, 2016.

(3)

Amount represents the full grant date fair value of the stock option calculated in accordance with ASC Topic 718. For a discussion of the assumptions made in the valuation reflected in this column, refer to Note 10 to our financial statements included in our Annual Report on Form 10-K filed March 30, 2016.

(4)

Amount represents the grant date fair value, based upon the probable outcome of the performance conditions, of the executives’ 50% bonus opportunity to be paid in fully vested RSUs pursuant to the 2015 North American Stock Bonus Plan, calculated in accordance with ASC Topic 718. For a discussion of the assumptions made in the valuation reflected in this column, refer to Note 10 to our financial statements included in our Annual Report on Form 10-K filed March 30, 2016.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

Employment Letters

We have entered into employment letters with each of our named executive officers. The principal elements of these employment letters are summarized below.

Sharon Rowlands

In March 2014 we entered into an employment letter with Ms. Rowlands, pursuant to which she serves as our Chief Executive Officer. Under the employment letter, Ms. Rowlands is entitled to receive an annual base salary of $500,000 per year. The employment letter also provides that Ms. Rowlands is eligible to participate in our Executive Bonus Plan. For additional information on bonuses, see “Elements of Compensation—Cash Bonuses” above.

During her employment, Ms. Rowlands is eligible to participate in our health and welfare, retirement and other plans and programs that we make available to our senior executives from time to time. In addition, the employment letter provides that Ms. Rowlands was entitled to be reimbursed up to (i) $50,000 for reasonable expenses incurred by Ms. Rowlands with respect to her commuting and relocation to the Los Angeles, California greater metropolitan area and (ii) $10,000 per month (and any related gross-up payment to cover associated taxes) for temporary living expenses through July 2015. On November 1, 2015, we amended Ms. Rowlands’ employment letter to extend her temporary living expenses reimbursement from August 2015 through July 2016.

In connection with the execution of the employment letter, Ms. Rowlands was granted: (i) an option to purchase 650,000 shares of our common stock pursuant to our Amended and Restated 2008 Stock Incentive Plan, and (ii) an option to purchase 200,000 shares of our common stock as an “employment inducement” award granted to Ms. Rowlands as a material inducement to her entering into employment with the company, pursuant to NASDAQ rules. Each option had an exercise price equal to $10.30, and vested 12.5% on October 1, 2014, 12.5% on April 1, 2015, and in equal monthly installments over the three years thereafter, subject to Ms. Rowlands’ continued employment through the applicable vesting date. On January 9, 2015, in connection with our stock option exchange for eligible employees, Ms. Rowlands surrendered her options covering 850,000 shares and received replacement options pursuant to our Amended and Restated 2008 Stock Incentive Plan to purchase an aggregate of 850,000 shares with exercise prices of $6.00.

Under the employment letter, upon the occurrence of a “change in control” (as defined in the Change in Control and Severance Policy) of our company, the stock options granted to Ms. Rowlands in connection with the execution of the employment letter will, immediately prior to the occurrence of the change in control, vested and become exercisable with respect to 100% of the then-remaining outstanding unvested shares. Ms. Rowlands’ employment letter also provides that she will be eligible to participate in our Change in Control and Severance Policy as a Group B Participant.

Ross G. Landsbaum

In May 2008 we entered into an employment letter with Mr. Landsbaum (the “original employment letter”), which was amended and restated March 28, 2016 (the “employment letter”), pursuant to which Mr. Landsbaum serves as our Chief Financial Officer. The employment letter provides that Mr. Landsbaum will report to our Chief Executive Officer and that all of our finance-related employees will report directly or indirectly to him. Under the original employment letter, Mr. Landsbaum was entitled to receive an initial annual base salary of $300,000, which is subject to review on an annual basis and which was raised to $400,000 pursuant to the amended and restated employment letter, effective July 1, 2016. The employment letter also provides that Mr. Landsbaum is eligible to participate in our Executive Bonus Plan and that Mr. Landsbaum’s 2016 annual bonus will not be less than 100% of his base salary. For additional information on bonuses, see “Elements of Compensation—Cash Bonuses” above.

During his employment, Mr. Landsbaum is eligible to participate in our health and welfare, retirement and other plans and programs that we make available to our senior executives from time to time. The employment letter also provides Mr. Landsbaum with certain indemnification rights in connection with his services as a director, officer or employee of our company.

In connection with entering into the employment letter, Mr. Landsbaum was granted 40,000 restricted stock units that will vest 25% on the one-year anniversary of the March 28, 2016 grant date, and quarterly thereafter for the subsequent three years, subject to Mr. Landsbaum’s continued employment through the applicable vesting date.

Mr. Landsbaum’s original employment letter provided that he was eligible to participate in our Change in Control and Severance Policy as a Group B Participant. Under the employment letter, effective March 28, 2016, Mr. Landsbaum is a Group A Participant under our Change in Control and Severance Policy. In addition, under the employment letter, upon the occurrence of a “change in control” (as defined in our Change in Control and Severance Policy), Mr. Landsbaum will be entitled to receive his 2016 annual bonus and each of Mr. Landsbaum’s equity awards will, immediately prior to the occurrence of the change in control, vest with respect to 100% of the then-remaining outstanding unvested shares. In the event Mr. Landsbaum gives the company at least three months’ notice, he may resign effective December 31, 2016 and receive certain severance benefits available to him as a Group A Participant under the Change in Control and Severance Policy.

Kris Barton

In January 2012 we entered into an employment letter with Mr. Barton, pursuant to which Mr. Barton serves as our Chief Product Officer. Under the employment letter, Mr. Barton was entitled to receive an initial annual base salary of $350,000, which is subject to review on an annual basis and which was raised to $386,170 to be effective as of July 1, 2016. The employment letter also provides that Mr. Barton is eligible to participate in our Executive Bonus Plan. For additional information on bonuses, see “Elements of Compensation—Cash Bonuses” above.

During his employment, Mr. Barton is eligible to participate in our health and welfare, retirement and other plans and programs that we make available to our senior executives from time to time.

Mr. Barton’s employment letter also provides that he will be eligible to participate in our Change in Control and Severance Policy as a Group B Participant.

Paras Maniar

In January 2015 we entered into an employment letter with Mr. Maniar, pursuant to which Mr. Maniar serves as our Chief Strategy Officer. Under the employment letter, Mr. Maniar was entitled to receive an initial annual base salary of $325,000, which is subject to review on an annual basis and which was raised to $338,000 to be effective as of July 1, 2016. The employment letter also provides that Mr. Maniar is eligible to participate in our Executive Bonus Plan. For additional information on bonuses, see “Elements of Compensation—Cash Bonuses” above.

During his employment, Mr. Maniar is eligible to participate in our health and welfare, retirement and other plans and programs that we make available to our senior executives from time to time.

Mr. Maniar’s employment letter also provides that he will be eligible to participate in our Change in Control and Severance Policy as a Group B Participant.

Outstanding Equity Awards at 2015 Fiscal Year-End

The following table summarizes the number of shares of common stock underlying outstanding equity incentive plan awards for each named executive officer as of December 31, 2015:

	Option Awards						Stock Awards
Names	Grant Date	Vesting Commencement Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
Sharon Rowlands	5/21/2014	5/21/2014					100,005	(2)	165,008
	1/9/2015	1/9/2015	148,958	501,042	$6.00	1/8/2022(3)
	1/9/2015	1/9/2015	45,833	154,167	$6.00	1/8/2022(3)
	5/7/2015	5/7/2015	-	250,000	$2.70	5/6/2022(4)

Ross G. Landsbaum	2/17/2012	2/17/2012	24,917	2,167	$7.86	2/16/2019(4)	407	(5)	672
	6/25/2012	6/25/2012	36,206	5,173	$13.00	6/24/2019(6)
	1/9/2015	1/9/2015	62,445	210,044	$6.00	1/8/2022(3)
	1/9/2015	1/9/2015	18,333	61,667	$6.00	1/8/2022(3)
	1/9/2015	1/9/2015	4,718	15,872	$6.00	1/8/2022(3)
	1/9/2015	1/9/2015	20,625	69,375	$6.00	1/8/2022(3)
	5/7/2015	5/7/2015	-	125,000	$2.70	5/6/2022(4)

Kris Barton	5/3/2012	5/3/2012					1,250	(5)	2,063
	11/6/2014	11/6/2014	5,416	14,584	$3.82	11/5/2021(4)
	1/9/2015	1/9/2015	3,410	11,470	$6.00	1/8/2022(3)
	1/9/2015	1/9/2015	9,166	30,834	$6.00	1/8/2022(3)
	1/9/2015	1/9/2015	18,333	61,667	$6.00	1/8/2022(3)
	5/7/2015	5/7/2015	-	100,000	$2.70	5/6/2022(4)

Paras Maniar	2/12/2015	2/12/2015	-	250,000	$3.16	2/11/2022(4)

(1)	Based on a market value of $1.65 per share, which was the closing price of our common stock on the NASDAQ on December 31, 2015.
(2)	These restricted shares will vest, and the restrictions thereon will lapse, as to 1/3 on each of the first three anniversaries of the vesting commencement date.
(3)

This option was issued pursuant to the stock option exchange we completed on January 9, 2015. It vested as to 12.5% on the six-month anniversary of the vesting start date and the balance will vest in substantially equal monthly installments thereafter over the subsequent 42 months.

(4)

This option is scheduled to vest and become exercisable as to 25% of the option on the first anniversary of the vesting commencement date and the balance will vest in substantially equal monthly installments thereafter over the subsequent 36 months.

(5)

These restricted shares will vest, and the restrictions thereon will lapse, as to 25% on the first anniversary of the vesting commencement date and the balance will vest in substantially equal quarterly installments thereafter over the subsequent 12 quarters.

(6)

This option was issued in exchange for a surrendered option pursuant to the stock option exchange we completed on June 25, 2012. This option vested as to 12.5% of the option on the six-month anniversary of the vesting start date and the balance will vest in substantially equal monthly installments thereafter over the subsequent 42 months.

2015 Option Exercises and Stock Vested

The following table summarizes stock option exercises by and vesting of stock applicable to our named executive officers during the year ended December 31, 2015:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Sharon Rowlands	–	–	49,995	140,486
Ross G. Landsbaum	–	–	26,559	25,123
Kris Barton	–	–	20,526	21,760
Paras Maniar	–	–	–	–

(1)	Amounts are calculated by multiplying the number of shares acquired on exercise by the closing price of a share of our common stock on the exercise date, net of the respective exercise price.
(2)	Amounts are calculated by multiplying the number of shares acquired on vesting by the closing price of a share of our common stock on the vesting date.

Potential Payments upon Termination or Change in Control

Change in Control and Severance Policy for Senior Management

In 2008, our Board approved the Change in Control and Severance Policy for Senior Management, which we amended in February 2010. Under the terms of this policy, eligible participants are entitled to the payments and benefits described below. A participant’s right to receive payments and benefits under the Change in Control and Severance Policy is conditioned upon his or her acknowledgement and agreement that any benefits provided under the policy are in lieu of, and not in addition to, any such benefits provided under the terms of his or her individual employment letter.

Change in Control. Upon a “change in control” (as defined in the Change in Control and Severance Policy), eligible participants are entitled to accelerated vesting, immediately prior to the change in control, of 25% of their then-unvested equity awards. Remaining unvested shares will continue to vest, if at all, to the extent provided in the terms of the original award.

Change in Control and Involuntary Termination. Upon a termination of an eligible participant by us other than for “cause” or by the participant for “good reason” (each, as defined in the Change in Control and Severance Policy) within one year following a “change in control,” eligible participants are entitled to:

●	the payment of accrued salary and vacation;

●	immediate acceleration of all unvested equity compensation; and

●

continuation payments of the eligible participant’s then-current base salary for 12 months (Group A Participants) or 6 months (Group B Participants) and company-paid premiums for COBRA continuation coverage for up to 12 months (Group A Participants) or 6 months (Group B Participants) after the date of termination.

Involuntary Termination. Upon a termination of an eligible participant by us other than for “cause” or by the participant for “good reason” at any time other than within the one-year period following a “change in control,” eligible participants are entitled to:

●	the payment of accrued salary and vacation;

●

immediate acceleration of unvested equity awards that would have vested during the 12-month period (Group A Participants) or 6-month period (Group B Participants) immediately following the date of termination; and

●

continuation payments of the eligible participant’s then-current base salary for 12 months (Group A Participants) or 6 months (Group B Participants) and company-paid premiums for COBRA continuation coverage for up to 12 months (Group A Participants) or 6 months (Group B Participants) after the date of termination.

In 2015, Ms. Rowlands and Messrs. Landsbaum, Barton and Maniar participate in the Change in Control and Severance Policy as Group B Participants. In 2016, we amended Mr. Landsbaum’s employment letter to provide that he is a Group A Participant.

Special Acceleration

As part of the negotiations regarding the retention of Ms. Rowlands as our Chief Executive Officer, the compensation committee agreed to provide full acceleration of the stock options awarded to Ms. Rowlands pursuant to her employment agreement in the event of a “change in control” of the company, irrespective of whether her employment is terminated. In addition, equity awards subsequently awarded to Ms. Rowlands are also subject to full acceleration in the event of a “change in control” of the company.

Pursuant to Mr. Landsbaum’s amended and restated employment letter entered into in March 2016, all of Mr. Landsbaum’s equity awards are subject to full acceleration in the event of a “change in control” of the company.

Summary of Potential Payments

The following table summarizes the payments that would have been made to our named executive officers upon the occurrence of a qualifying termination of employment or change in control, assuming that each named executive officer’s termination of employment with our company occurred on December 31, 2015 or a “change in control” of our company occurred on December 31, 2015, as applicable. Amounts shown do not include (i) accrued but unpaid salary through the date of termination, and (ii) other benefits earned or accrued by the named executive officer during his employment that are available to all salaried employees.

Name	Termination Without Cause or With Good Reason (No Change in Control) ($)	Termination Without Cause or With Good Reason (Within One Year After Change in Control) ($)	Change in Control (No Termination) ($)
Sharon Rowlands
Cash Severance (1)	250,000	250,000	-
Continued Health Benefits (2)	11,233	11,233	-
Acceleration of Equity Awards (3)	82,492	165,008	165,008
Total	343,725	426,242	165,008

Ross G. Landsbaum
Cash Severance (1)	192,610	192,610	-
Continued Health Benefits (2)	12,109	12,109	-
Acceleration of Equity Awards (3)	672	672	168
Total	205,390	205,390	168

Kris Barton
Cash Severance (1)	185,658	185,658	-
Continued Health Benefits (2)	11,233	11,233	-
Acceleration of Equity Awards (3)	2,063	2,063	516
Total	198,953	198,953	516

Paras Maniar
Cash Severance (1)	162,500	162,500	-
Continued Health Benefits (2)	-	-	-
Acceleration of Equity Awards (3)	-	-	-
Total	162,500	162,500	-

(1)	Represents six months of base-salary continuation payments to be paid during the severance period.
(2)

Represents the aggregate full premium payments that would be paid to or on behalf of each named executive officer to provide continued health insurance coverage under COBRA (based on the executive’s health insurance coverage as of December 31, 2015) for six months.

(3)

Represents the aggregate value of the named executive officer’s (i) accelerated stock options, determined by multiplying (x) the number of shares subject to acceleration by (y) the difference between the fair market value of a share of our common stock on December 31, 2015 ($1.65) and the per-share exercise price of the accelerated option; and (ii) accelerated restricted stock, determined by multiplying the number of shares of restricted stock that would have been accelerated by the fair market value of our common stock on December 31, 2015 ($1.65).

2015 Director Compensation

The following table sets forth information concerning the compensation of our non-employee directors during the year ended December 31, 2015:

Name	Fees Earned in Cash ($)	Option Awards ($)(1)	Stock Awards ($)(2)		All Other Compensation ($)	Total ($)
James Geiger	152,500	150,000	-		-	302,500
Thomas Hale	22,500	150,000	22,500	(3)	-	195,000
Habib Kairouz	-	150,000	47,500	(4)	-	197,500
Lawrence Kutscher	20,000	150,000	20,000	(3)	-	190,000
Alan Salzman	-	150,000	50,000	(4)	-	200,000
Ed Thompson	-	150,000	60,000	(4)	-	210,000

(1)

Amounts represent the full grant date fair value of stock options granted during 2015 calculated in accordance with Accounting Standards Codification Topic 718, Compensation—Stock Compensation, or ASC Topic 718. For a discussion of the assumptions made in the valuation reflected in the Option Awards column, refer to Note 10 to our financial statements included in our Annual Report on Form 10-K filed March 30, 2016. As of December 31, 2015, Mr. Geiger held 384,407 unexercised stock options, Messrs. Kairouz and Salzman each held 284,407 unexercised stock options, Mr. Thompson held 177,436 unexercised stock options, and Messrs. Kutscher and Hale each held 133,448 unexercised stock options.

(2)

Amount represents the full grant date fair value of common stock granted during 2015 (in lieu of cash retainer fees), calculated in accordance with Accounting Standards Codification Topic 718, Compensation—Stock Compensation, or ASC Topic 718.

(3)

Pursuant to our Director Stock Plan, Messrs. Hale and Kutscher elected to receive half of their cash retainer fees in the form of fully-vested shares of our common stock having a value equal to the amount otherwise payable in cash.

(4)

Pursuant to our Director Stock Plan, Messrs. Kairouz, Salzman and Thompson elected to receive all of their cash retainer fees in the form of fully-vested shares of our common stock having a value equal to the amount otherwise payable in cash.

Non-Employee Director Compensation Program

The compensation program for our non-employee directors is intended to fairly compensate our directors for the time and effort necessary to serve as a member of our Board. Non-employee members of our Board receive a combination of cash and equity-based compensation.

Cash Compensation. For 2015, our non-employee director compensation program which provided for the following amounts, paid quarterly (all amounts are additive):

Service	Fees
Board Service
Annual retainer	$35,000
Non-Executive Chairperson	$100,000
Audit Committee
Committee member annual retainer	$10,000
Chairperson annual retainer	$15,000
Compensation Committee
Committee member annual retainer	$5,000
Chairperson annual retainer	$10,000
Nominating and Corporate Governance Committee
Committee member annual retainer	$2,500
Chairperson annual retainer	$7,500

Equity Compensation. Under the program, each non-employee director is entitled to receive an annual stock option award valued at $150,000 on the date of each annual meeting of stockholders. On February 22, 2016, our compensation committee amended our non-employee director compensation program to limit the number of shares subject to annual option awards to no more than 50,000 shares. The new limit will be effective for the annual stock option awards to be granted at our 2016 Annual Meeting of Stockholders. Annual option awards will vest on the earlier of the one-year anniversary of the grant date or the subsequent annual meeting, subject to continued service. In addition, each non-employee director receives an option to purchase 30,000 shares of our common stock on or about the date he or she first becomes a member of our Board.

Non-employee directors are permitted to elect to receive some or all of their cash compensation in the form of shares of our common stock having an equal value. Participating directors may elect to receive such shares currently or on a deferred basis in accordance with the terms of the plan.

We pay reasonable travel and out-of-pocket expenses incurred by non-employee directors in connection with their attendance at board of directors and committee meetings and at other meetings to transact business of our company.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2015 regarding compensation plans under which our equity securities are authorized for issuance:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights ($)(1)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (2)
Equity compensation plans approved by stockholders (3)	6,641,311	(4)	4.84	2,682,047
Equity compensation plans not approved by stockholders (5)	160,000		6.75	–
Total	6,801,311		4.89	2,682,047

(1)

Represents the weighted-average exercise price of outstanding options and is calculated without taking into account shares of common stock subject to outstanding restricted stock units that become issuable as those units vest without any cash consideration or other payment required for such units.

(2)	Excludes securities to be issued upon the exercise of outstanding options, restricted stock units, warrants or rights, and outstanding restricted shares.
(3)

Consists of the Amended and Restated ReachLocal 2008 Stock Incentive Plan (the “2008 Plan”) and the ReachLocal 2004 Stock Plan (the “2004 Plan”). We terminated the 2004 Plan on June 6, 2008 in connection with the adoption of the 2008 Plan. No new awards may be granted under the 2004 Plan following its termination, but awards outstanding at the time of termination of the 2004 Plan remain outstanding in accordance with their terms.

(4)	Consists of 6,388,000 shares of common stock underlying outstanding options and 253,311 shares of common stock underlying outstanding restricted stock units.
(5)	Consists of employment inducement option awards granted to new employees during the second quarter of 2014.

Inducement Awards

In 2014, Ms. Rowlands and certain other employees were granted nonqualified stock options to purchase an aggregate 385,000 shares of the Company’s common stock. These option grants were provided as an inducement to their entering into employment with the Company and were granted outside of the 2004 Plan and the 2008 Plan, which are stockholder-approved equity plans pursuant to stock exchange rules. However, Ms. Rowlands surrendered her inducement award stock option covering 200,000 shares as part of our stock option exchange completed on January 9, 2015, and the replacement option was granted under the 2008 Plan. The inducement awards granted to employees other than Ms. Rowlands are scheduled to vest as to 25% of the shares underlying shares on the first anniversary of the vesting commencement date and the remainder in equal monthly installments over the following 36 months, subject to continued service through the applicable vesting date.

PROPOSAL 1 — ELECTION OF DIRECTORS

Board Structure

Our bylaws provide that the number of directors which shall constitute the whole Board initially shall be seven, and, thereafter shall be fixed exclusively by one or more resolutions adopted from time to time by a majority of the Board. Our Board currently consists of seven members.

Our directors are divided into three classes. Each director serves a term of three years. At each annual meeting, the term of one class expires. Unless the Board determines that vacancies (including vacancies created by increases in the number of directors) shall be filled by the stockholders, and except as otherwise provided by law, vacancies on the Board may be filled only by the affirmative vote of a majority of the remaining directors. A director elected by the Board to fill a vacancy (including a vacancy created by an increase in the number of directors) shall serve for the remainder of the full term of the class of directors in which the vacancy occurred and until such director’s successor is elected and qualified.

The nominees presented below, if elected, will serve as directors until the 2019 Annual Meeting and such director is succeeded by another qualified director, or until such director’s earlier death, resignation or removal from the Board. Each nominee listed below has given his consent to be named as a nominee for election and has indicated his intention to serve if he is elected. The Board does not anticipate that any nominee will not be able to serve as a director, but in the event that a nominee is unable to serve, the Board may either propose an alternate nominee, in which case the proxies will be voted for the alternative nominee, or elect to reduce the size of the Board.

The Nominees

The class of directors with a term expiring at this annual meeting consists of three directors—Thomas Hale, Sharon Rowlands and Alan Salzman. Based upon the recommendation of our nominating and corporate governance committee, our Board has nominated Mr. Hale, Ms. Rowlands and Mr. Salzman for re-election to the Board. Biographical information on the nominees is furnished below under “Director Biographical Information.”

Set forth below is information as of April 15, 2016 regarding the nominees and each person whose term of office as a director will continue after the annual meeting. There are no family relationships between the nominees and any of our directors or officers.

Name	Age	Position
James Geiger (1)(3)	57	Director
Thomas Hale (2)	47	Director, Director Nominee
Habib Kairouz (2)(3)	49	Director
Lawrence Kutscher (1)	51	Director
Sharon Rowlands	57	Director, Director Nominee, Chief Executive Officer
Alan Salzman (1)(3)	62	Director, Director Nominee
Edward Thompson (2)	77	Director

(1)	Member of the compensation committee
(2)	Member of the audit committee
(3)	Member of the nominating and corporate governance committee

Director Biographical Information

Nominees for Election at the 2016 Annual Meeting to Serve for a Three-Year Term Expiring at the 2019 Annual Meeting of Stockholders

Thomas Hale has served on our Board since December 2014. Mr. Hale has served as the Chief Operating Officer of HomeAway, a vacation rental marketplace, since 2015 and served as HomeAway’s Chief Product Officer from 2010 to 2015. From 2008 to 2010, Mr. Hale served as the Chief Product Officer of Linden Lab, a privately held internet company. From 2007 to 2008, Mr. Hale was an entrepreneur-in-residence at Redpoint Ventures focused on social networking and virtual goods marketplaces. From 2005 to 2007, Mr. Hale was Senior Vice President and General Manager of the Knowledge Worker business unit of Adobe, a publicly held software firm, and from 1995 to 2005, Mr. Hale was Senior Vice President and General Manager of the communications, publishing and training division at Macromedia, a software firm that was later acquired by Adobe. Mr. Hale currently serves on the board of directors of IntraLinks Holdings, a publicly held provider of information exchange solutions. Mr. Hale holds a Bachelor of Arts in History and Literature from Harvard University. Our Board has concluded that Mr. Hale should serve on the Board based on his operating experience in product development, strategy, sales and marketing, and operations.

Sharon Rowlands has served as our Chief Executive Officer and a member of our Board since April 2014. She has more than 20 years of experience leading multi-billion dollar companies serving small and medium-sized businesses, financial markets and enterprise customers. Prior to joining ReachLocal, Ms. Rowlands served as Chief Executive Officer of Altegrity, a global risk consulting and information services company, from 2011 to 2013. From 2008 to 2011, Ms. Rowlands was the CEO of Penton Media, a business-to-business media company, which she led through a pre-packaged bankruptcy in February 2010. From 1997 to 2008, Ms. Rowlands held a variety of executive-level positions at Thomson Financial, a provider of information and technology solutions to the financial community and a business unit of The Thomson Corporation, including President and CEO from 2005 to 2008. She is a member of the Board of Directors of the Local Search Association, the largest trade organization of companies engaged in local advertising and marketing, and she was previously a member of the Board of Directors of Constant Contact, a publicly traded provider of online marketing tools, social media marketing and event marketing, and a member of the Board of Directors of Automatic Data Processing, a publicly traded leader in business outsourcing solutions including HR, payroll, tax and benefits administration. Ms. Rowlands received her Postgraduate Certificate in Education from the University of London and her Bachelor of Arts in History from the University of Newcastle, Newcastle-Upon-Tyne. Our Board has concluded that Ms. Rowlands should serve on the Board based on her corporate management experience and position as Chief Executive Officer.

Alan Salzman has served on our Board since 2007 and served as our Chairman from 2009 to April 2012. Mr. Salzman is the co-founder of VantagePoint Capital Partners, a venture capital firm specializing in multi-stage investing, and has served as its Chief Executive Officer and Managing Partner for more than the past five years. Mr. Salzman previously held a faculty appointment for more than 10 years as an Adjunct Professor of Venture Capital and Entrepreneurial Companies at Stanford Law School. Mr. Salzman holds a Bachelor of Arts degree from the London School of Economics and the University of Toronto, a Juris Doctor degree from Stanford Law School, and a Master of Laws degree in international business from Vrije Universiteit Brussels. Our Board has concluded that Mr. Salzman should serve on the Board based on his experience in working with entrepreneurial companies, his particular familiarity with technology companies, his experience in finance and mergers and acquisitions, his financial literacy and, as one of our early stage investors, his deep knowledge of ReachLocal.

The Board unanimously recommends that you vote “FOR” the election of Thomas Hale, Sharon Rowlands and Alan Salzman to serve as directors.

Our bylaws provide that at all meetings of stockholders for the election of directors at which a quorum is present, a plurality of the votes cast, which means the nominee receiving the highest number of “for” votes, is sufficient to elect a director. Abstentions will have no effect in determining which nominee received a plurality of votes cast, because approval of a percentage of shares present or outstanding is not required for this proposal. Brokers are not empowered to vote on the election of directors without instruction from the beneficial owner of the shares. Resulting broker non-votes will not be counted as votes cast either for or against the nominee and therefore will not affect the outcome of the director elections.

Directors Continuing in Office until the 2017 Annual Meeting of Stockholders

Lawrence Kutscher has served on our Board since December 2014. Mr. Kutscher has served as the Chief Executive Officer, President and as a director of TravelClick, a privately held provider of solutions for the hospitality industry, since 2010. From 2006 to 2010, Mr. Kutscher served as the Chief Executive Officer of Register.com, a privately held web services company. From 2001 to 2006, Mr. Kutscher served as Senior Vice President and General Manager of the Small Business Group at Dun & Bradstreet, a publicly held business information company. Prior to Dun & Bradstreet, Mr. Kutscher held senior positions at Goldman Sachs and American Express. Mr. Kutscher holds an A.B. in Political Science from Brown University and a Masters in Business Administration from Columbia Business School. Our Board has concluded that Mr. Kutscher should serve on the Board based on his considerable operating experience with a particular focus on serving small and medium-sized businesses.

Edward Thompson has served on our Board since April 2014. Mr. Thompson has served as a senior advisor to Fujitsu Limited, a leading information and communication technology company, and as a director of several Fujitsu subsidiaries or portfolio companies from 1995 to 2011. From 1976 to 1994, Mr. Thompson held a series of management positions with Amdahl Corporation, an information technology corporation, including Chief Financial Officer and Secretary from August 1983 to June 1994, and Chief Executive Officer of Amdahl Capital Corporation from October 1985 to June 1994. Mr. Thompson is a director and serves as the Chairman of the audit committee of InnoPath Software Inc., a software company that provides mobile device management technology, and is also a member of the Board of Directors of Shoretel, a publicly held provider of phone systems and unified communications systems. He was also previously a director and Chairman of the audit committee of Aviat Networks, Inc. (formerly Harris Stratex Networks), a publicly held provider of microwave networking solutions. He is also a member of the Advisory Board of Santa Clara University’s Leavey School of Business. Mr. Thompson holds a B.S. in aeronautical engineering from the University of Illinois, and an M.B.A. with an emphasis in operations research from Santa Clara University. Our Board has concluded that Mr. Thompson should serve on the Board based on his corporate management experience and financial literacy.

Directors Continuing in Office until the 2018 Annual Meeting of Stockholders

James Geiger has served on our Board since 2007. Mr. Geiger has served as Chief Executive Officer of Liquid Web, a global provider of professional web hosting and managed cloud services, since July 2015. Prior to joining Liquid Web, Mr. Geiger was the founder of Cbeyond, a public company that provided Voice over Internet Protocol-based managed services, has served as its Chairman, President and Chief Executive Officer from its inception in 1999 until its sale in 2014. Prior thereto, Mr. Geiger held various positions with Intermedia Communications, FiberNet, a metropolitan area network provider, Frontier Communications, a provider of telecommunications services, and Price Waterhouse (now PricewaterhouseCoopers), a professional services firm. Mr. Geiger currently serves on the boards of directors of the Marist School, an independent Catholic School of the Marist Fathers and Brothers and the Hands On Network, a national volunteer organization that promotes civic engagement in communities. Mr. Geiger holds a Bachelor’s degree in accounting and pre-law from Clarkson University. Our Board has concluded that Mr. Geiger should serve on the Board based on his experience in the technology and advertising sectors, including his experience managing a public technology company, as well as his financial literacy.

Habib Kairouz has served on our Board since 2007. Mr. Kairouz is a Managing Partner of Rho Capital Partners, an investment and venture capital management company, which he joined in 1993. Prior to joining Rho, Mr. Kairouz worked for five years in investment banking and leverage buyouts with Reich & Co. and Jesup & Lamont. Mr. Kairouz serves on the board of directors of IntraLinks Holdings, a publicly-held provider of information exchange solutions, Everyday Health, a leading provider of digital health and wellness solutions, and a number of privately-held companies. Mr. Kairouz previously served on the board of directors of iVillage, a publicly-held media company that operates a community website for women, and Bluefly, a publicly-held online retailer. Mr. Kairouz holds a Bachelor of Science degree in engineering from Cornell University and a Master of Business Administration in Finance from Columbia University. Our Board has concluded that Mr. Kairouz should serve on the Board based on his experience in working with and holding directorships with technology companies, his experience in finance and mergers and acquisitions and his financial literacy.

PROPOSAL 2 — RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee has appointed Grant Thornton LLP to act as our independent registered public accounting firm and to audit our consolidated financial statements for the fiscal year ending December 31, 2016. This appointment will continue at the discretion of the audit committee and is presented to the stockholders for ratification as a matter of good governance. In the event that this appointment is not ratified by our stockholders, the audit committee will consider that fact when it selects our independent auditor for the following fiscal year.

Grant Thornton LLP has served as our independent registered public accounting firm since 2007, and one or more representatives of Grant Thornton LLP will be present at the annual meeting. These representatives will be provided an opportunity to make a statement at the annual meeting if they desire to do so and will be available to respond to appropriate questions from stockholders.

The Board unanimously recommends that you vote “FOR” the ratification of Grant Thornton LLP as our independent registered public accounting firm.

The affirmative vote of the holders of a majority in voting power of the shares which are present in person or by proxy and entitled to vote thereon at the annual meeting, provided a quorum is present, is required for the ratification of the selection of Grant Thornton LLP as our independent auditors. Abstentions will have the same effect as voting against this proposal. Brokers generally have discretionary authority to vote on the ratification of our independent auditors, thus broker non-votes are not expected to result from the vote on this proposal.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Since January 1, 2015, we have not been a party to, and we have no plans to be a party to, any transaction or series of similar transactions in which the amount involved exceeded or will exceed $120,000 and in which any director, executive officer, holder of more than 5% of our capital stock or entities affiliated with them, had or will have a direct or indirect material interest, other than in the transactions described below.

Indemnification Agreements

We have entered, or will enter, into an indemnification agreement with each of our directors and officers. The indemnification agreements and our Certificate of Incorporation and bylaws require us to indemnify our directors and officers to the fullest extent permitted by Delaware law.

VantagePoint Capital Partners Convertible Notes

On December 17, 2015, we entered into a convertible note purchase agreement with affiliates of VantagePoint Capital Partners (collectively, “VantagePoint”), for the immediate issuance of $5.0 million of Convertible Second Lien Subordinated Notes (the “VantagePoint Notes”). VantagePoint beneficially owns approximately 43% of our common stock, and VantagePoint’s Chief Executive Officer and Managing Partner, Alan Salzman, is a member of our Board of Directors. The note purchase agreement also provides for the issuance and sale of up to an additional $5.0 million aggregate principal amount of convertible notes, upon mutual agreement of ReachLocal and VantagePoint (and the consent of our lender, Hercules Capital). The VantagePoint Notes bear an annual interest rate of 4%, compounded quarterly. ReachLocal is required to begin making quarterly interest and principal payments on April 15, 2017, subject to a subordination agreement with Hercules. The VantagePoint Notes mature on April 15, 2018, and all remaining principal payments and unpaid interest is due at that time. The holders of the VantagePoint Notes have the right to convert any portion of the VantagePoint Notes into shares of ReachLocal common stock, par value $0.00001 per share, at an initial conversion rate of 200 shares of common stock per $1,000 principal amount of VantagePoint Notes, which represents an initial conversion price of $5.00 per share, provided that, except in certain circumstances, the convertibility of the VantagePoint Notes is limited such that conversion may not result in the holders collectively acquiring beneficial ownership of more than 1.9% of our outstanding shares of common stock during any 12-month period. The conversion rate is subject to customary anti-dilution adjustments for stock dividends, splits and combinations, certain distributions on the common stock, including cash dividends, spin-offs and certain tender or exchange offers for the common stock. An event of default, as defined in the agreement, may result in the acceleration of the maturity of the notes.

Policies and Procedures for Related Party Transactions

Our Board has adopted a written related person transaction policy to set forth the policies and procedures for the review and approval or ratification of related person transactions. This policy covers any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships in which we were or are to be a participant, the amount involved exceeds $50,000 and a related person had or will have a direct or indirect material interest, including, without limitation, purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness, guarantees of indebtedness or employment by us of a related person. While the policy covers related party transactions in which the amount involved exceeds $50,000, the policy states that related party transactions in which the amount involved exceeds $120,000 are required to be disclosed in applicable filings as required by the Securities Act, Exchange Act and related rules. Our Board set the $50,000 threshold for approval of related party transactions in the policy at an amount lower than that which is required to be disclosed under the Securities Act, Exchange Act and related rules because we believe it is appropriate for our audit committee to review transactions or potential transactions in which the amount involved exceeds $50,000, as opposed to $120,000.

Pursuant to this policy, our audit committee will (i) review the relevant facts and circumstances of each related party transaction, including if the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party and the extent of the related party’s interest in the transaction, and (ii) take into account the conflicts of interest and corporate opportunity provisions of our code of business conduct and ethics. Management will present to our audit committee each proposed related party transaction, including all relevant facts and circumstances relating thereto, and will update the audit committee as to any material changes to any related party transaction. All related party transactions may only be consummated if our audit committee has approved or ratified such transaction in accordance with the guidelines set forth in the policy. Certain types of transactions are pre-approved by our audit committee under the policy. These pre-approved transactions include: (i) certain compensation arrangements; (ii) transactions in the ordinary course of business where the related party’s interest arises only (a) from his or her position as a director of another entity that is party to the transaction, and/or (b) from an equity interest of less than 5% in another entity that is party to the transaction, or (c) from a limited partnership interest of less than 5%, subject to certain limitations; and (iii) transactions in the ordinary course of business where the interest of the related party arises solely from the ownership of a class of equity securities of our company where all holders of such class of equity securities will receive the same benefit on a pro rata basis. No director may participate in the approval of a related party transaction for which he or she is a related party.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our executive officers, directors and anyone owning more than ten percent of a registered class of our equity securities to file reports detailing ownership and changes in ownership with the SEC. SEC regulations also require these persons to provide us with a copy of all reports filed.

Based solely on our review of the copies of reports and related amendments we have received, we believe that during 2015, all Section 16(a) filing requirements applicable to our officers, directors and greater-than-ten-percent owners were met, except that Mr. Barton was one day late reporting an automatic share withholding transaction in connection with restricted stock vesting on May 4, 2015, due to administrative error.

Stockholder Proposals for Inclusion in the 2017 Proxy Statement

Stockholders wishing to present proposals for inclusion in our proxy statement for the 2017 Annual Meeting under Rule 14a-8 of the Exchange Act must submit their proposals to us no later than December 22, 2016. Proposals should be sent to Tenlay Naliboff, General Counsel and Secretary, ReachLocal, Inc., 21700 Oxnard Street, Suite 1600 Woodland Hills, California 91367.

Other Proposals and Stockholder Nominations for Director

Under our bylaws, in order to nominate a director or bring any other business before the stockholders at the 2017 Annual Meeting that will not be included in our proxy statement, you must notify us in writing and such notice must be received by us no earlier than January 26, 2017 and no later than February 25, 2017; provided that if the date of the annual meeting is earlier than April 26, 2017 or later than July 25, 2017, you must give notice not earlier than the 120th day and not later than the 90th day prior to such annual meeting date or, if later, the 10th day following the day on which public disclosure of the annual meeting date is first made (such notice within such time periods, “Timely Notice”). In addition, with respect to nominations for directors, if the number of directors to be elected at the annual meeting is increased and there is no public announcement by us naming all of the nominees for director by February 15, 2017, notice will also be considered timely, but only with respect to nominees for any new positions created by such increase, if it is delivered to us not later than the close of business on the 10th day following the day on which such public announcement is first made by us. In addition, the nominating and corporate governance committee of the Board will consider suggestions from stockholders for potential Board nominees for election as directors to be presented at the annual meeting. The person recommending the nominee must be a stockholder entitled to vote at the annual meeting, and the recommendation must be made pursuant to Timely Notice. For proposals not made in accordance with Rule 14a-8, you must comply with specific procedures set forth in our bylaws and the nomination or proposal must contain the specific information required by our bylaws. The nominating and corporate governance committee will consider nominees suggested by stockholders on the same terms as nominees selected by the nominating and corporate governance committee. You may write to Tenlay Naliboff, General Counsel and Secretary, ReachLocal, Inc., 21700 Oxnard Street, Suite 1600 Woodland Hills, California 91367, to deliver the notices discussed above and to request a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates pursuant to the bylaws.

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (such as banks and brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of banks and brokers with account holders who are our stockholders will be householding our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your bank or broker that it will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement and annual report, please notify your bank or broker, direct your written request to Tenlay Naliboff, General Counsel and Secretary, ReachLocal, Inc., 21700 Oxnard Street, Suite 1600 Woodland Hills, California 91367 or contact us by telephone at (818) 274-0260.

Incorporation by Reference

Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act or the Exchange Act, which might incorporate future filings made by us under those statutes, neither the preceding Report of the Audit Committee nor the Report of the Compensation Committee will be incorporated by reference into any of those prior filings, nor will any such report be incorporated by reference into any future filings made by us under those statutes. In addition, information on our website, other than our proxy statement, notice and form of proxy, is not part of the proxy soliciting material and is not incorporated herein by reference.

Availability of Annual Report on Form 10-K

A copy of our Annual Report on Form 10-K for the year ended December 31, 2015, which includes certain financial information about ReachLocal, is enclosed together with this proxy statement. Copies of our Annual Report on Form 10-K for the fiscal year ended December 31, 2015 as filed with the SEC (exclusive of exhibits and documents incorporated by reference) may also be obtained for free by directing written requests to Tenlay Naliboff, General Counsel and Secretary, ReachLocal, Inc., 21700 Oxnard Street, Suite 1600 Woodland Hills, California 91367. Copies of exhibits and basic documents filed with the Annual Report on Form 10-K or referenced therein will be furnished to stockholders upon written request and payment of a nominal fee in connection with the furnishing of such documents. You may also obtain the Annual Report on Form 10-K over the Internet at the SEC’s website, http://www.sec.gov, or on our website, http://investors.reachlocal.com.

Other Matters

The Board knows of no other matters that will be presented for consideration at the annual meeting. If any other matters are properly brought before the annual meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors /s/ Tenlay Naliboff Tenlay Naliboff General Counsel and Secretary

2016 ANNUAL MEETING OF STOCKHOLDERS OF

REACHLOCAL, INC.

May 26, 2016

PROXY VOTING INSTRUCTIONS

INTERNET - Access "**www.voteproxy.com**" and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page.

TELEPHONE - Call toll-free **1-800-PROXIES** (1-800-776-9437) in the United States or **1-718-921-8500** from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

Vote online/phone until **11:59 PM EST** the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Annual Meeting.

GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

COMPANY NUMBER	
ACCOUNT NUMBER	

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, proxy statement and proxy card are available at http://investors.reachlocal.com/annuals.cfm

Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.

20330000000000000000 9 052616

The Board Recommends a Vote "FOR" the nominees for director named in Proposal 1 and "FOR" Proposal 2.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

☐ FOR ALL NOMINEES

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instructions below)

NOMINEES:
- ○ Thomas Hale
- ○ Sharon Rowlands
- ○ Alan Salzman

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark "FOR ALL EXCEPT" and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

The undersigned acknowledges receipt from Reachlocal before the execution of this proxy of the Notice of Annual Meeting of Stockholders, a Proxy Statement for the Annual Meeting of Stockholders and the 2015 Annual Report to Stockholders.

Signature of Stockholder ______ Date: ______ Signature of Stockholder ______ Date: ______

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

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REACHLOCAL, INC.

This proxy is solicited by the Board of Directors of ReachLocal, Inc. for use at the 2016 Annual Meeting of Stockholders of ReachLocal, Inc. to be held on Thursday, May 26, 2016 (the "Annual Meeting").

This proxy when properly executed will be voted as you specify on the reverse side. If no direction is made, the proxy will be voted: (a) "FOR" the election of the nominees for director named in Proposal 1 and (b) in accordance with the recommendations of the Board on the other matters listed on the reverse side of this card; and at their discretion on any other business that may properly come before the Annual Meeting or any adjournment or postponement thereof.

By signing the proxy, you revoke all prior proxies and appoint Sharon Rowlands and Ross Landsbaum, and each of them, with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters that may properly come before the Annual Meeting and all adjournments. This proxy will be governed by and construed in accordance with the laws of the State of Delaware and applicable federal securities laws.

(Continued and to be signed on the reverse side)

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